Exhibit 99.1

THORNBURG MORTGAGE, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AND

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

For Inclusion in Form 8-K

Filed with

Securities and Exchange Commission

July 30, 2008

THORNBURG MORTGAGE, INC.

AND SUBSIDIARIES

Capitalized terms not otherwise defined in the financial

statements below shall have the definitive meaning assigned

to them in the Glossary included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Thornburg Mortgage, Inc.:

We have audited the accompanying consolidated balance sheets of Thornburg Mortgage, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated income statements, statements of shareholders’ equity, and statements of cash flows for each of the years in the two-year period ended December 31, 2007. In connection with our audits of the consolidated financial statements, we also audited the financial statement schedule—mortgage loans on real estate. We also have audited Thornburg Mortgage, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Thornburg Mortgage, Inc.’s management is responsible for these consolidated financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thornburg Mortgage, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein. Furthermore, in our opinion, Thornburg Mortgage, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As described in Note 2, the Company has restated the accompanying consolidated financial statements as of December 31, 2007, and for the year then ended. The Company has also restated the accompanying financial statement schedule—mortgage loans on real estate.

The accompanying consolidated financial statements and financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company did not have the financial resources as of March 6, 2008 to satisfy margin calls approximating $610 million associated with its reverse repurchase agreements and certain other financial instruments. Failure to satisfy these margin calls is an event of default under the reverse repurchase agreements and triggered cross default provisions in certain of the Company’s financing agreements. These events of default provide the Company’s lenders the discretion to declare the entire unpaid amounts due and payable on demand and to force liquidation of the Company’s assets to satisfy those obligations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Albuquerque, New Mexico

February 27, 2008, except as to Notes 1, 2, and 13, which are as of March 9, 2008, and except as to the first paragraph of Note 15, which is as of July 30, 2008

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Thornburg Mortgage, Inc.:

In our opinion, the consolidated statements of income, of shareholders’ equity and of cash flows for the year ended December 31, 2005 present fairly, in all material respects, the results of operations and cash flows of Thornburg Mortgage, Inc. and its subsidiaries for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

March 6, 2006 except with

respect to our opinion on the

consolidated financial

statements insofar as it relates

to the condensed consolidating

financial information for the

year ended December 31, 2005,

discussed in Note 15, as to

which the date is July 30, 2008.

THORNBURG MORTGAGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	As Restated December 31, 2007	December 31, 2006
ASSETS
ARM Assets:
Purchased ARM Assets:
ARM securities, net	$10,046,818	$21,504,372
Purchased Securitized Loans, net	647,225	6,806,944

Purchased ARM Assets	10,694,043	28,311,316

ARM Loans:
Securitized ARM Loans, net	2,557,961	2,765,749
ARM Loans Collateralizing Debt, net	21,383,177	19,072,563
ARM loans held for securitization, net	549,359	1,383,327

ARM Loans	24,490,497	23,221,639

ARM Assets	35,184,540	51,532,955
Cash and cash equivalents	149,109	55,159
Restricted cash and cash equivalents	538,505	206,875
Hedging Instruments	17,523	370,512
Accrued interest receivable	190,484	328,206
Other assets	192,200	211,345

	$36,272,361	$52,705,052

LIABILITIES
Reverse Repurchase Agreements	$11,547,354	$20,706,587
Asset-backed CP	400,000	8,906,300
Collateralized Mortgage Debt	21,246,086	18,704,460
Whole loan financing facilities	453,500	947,905
Senior Notes	305,000	305,000
Subordinated Notes	240,000	240,000
Hedging Instruments	123,936	161,615
Payable for securities purchased	—	5,502
Accrued interest payable	90,260	171,852
Dividends payable	47,330	80,442
Accrued expenses and other liabilities	59,161	98,317

	34,512,627	50,327,980

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred Stock: par value $0.01 per share;	832,485	224,968
Common Stock: par value $0.01 per share; 458,585,500 and 487,748,000 shares authorized, respectively; 139,936,000 and 113,775,000 shares issued and outstanding, respectively	1,399	1,138
Additional paid-in-capital	2,896,203	2,477,171
Accumulated other comprehensive loss	(172,432)	(312,048)
Accumulated deficit	(1,797,921)	(14,157)

	1,759,734	2,377,072

	$36,272,361	$52,705,052

See accompanying notes to consolidated financial statements.

THORNBURG MORTGAGE, INC. AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share data)

	Year ended December 31,
	As Restated 2007	2006	2005
Interest income from ARM Assets and cash equivalents	$2,623,503	$2,474,487	$1,511,334
Interest expense on borrowed funds	(2,307,242)	(2,127,803)	(1,166,877)

Net interest income	316,261	346,684	344,457

Servicing income, net	15,074	15,912	11,791
Mortgage services income, net	1,715	622	—
(Loss) gain on ARM Assets, net	(1,776,648)	8,489	8,567
(Loss) gain on Derivatives, net	(16,868)	25,691	6,376

Net non-interest (loss) income	(1,776,727)	50,714	26,734

Provision for loan losses	(6,728)	(3,149)	(1,212)
Management fee	(25,636)	(24,698)	(21,021)
Performance fee	(17,742)	(34,731)	(38,862)
Long-term incentive awards	13,327	(7,812)	(6,447)
Other operating expenses	(31,433)	(29,311)	(20,805)

(Loss) income before provision for income taxes	(1,528,678)	297,697	282,844
Provision for income taxes	(17,000)	—	—

NET (LOSS) INCOME	$(1,545,678)	$297,697	$282,844

Net (loss) income	$(1,545,678)	$297,697	$282,844
Dividends on Preferred Stock	(40,452)	(10,751)	(6,103)

Net (loss) income available to common shareholders	$(1,586,130)	$286,946	$276,741

Basic and Diluted (loss) earnings per common share:
Net (loss) income	$(12.97)	$2.58	$2.79

Average number of common shares outstanding	122,303	111,055	99,187

Dividends declared per common share	$1.61	$2.72	$2.72

See accompanying notes to consolidated financial statements.

THORNBURG MORTGAGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

Three Years Ended December 31, 2007

(In thousands, except per share data)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Retained Earnings/ (Accumulated Deficit)	Comprehensive Income (Loss)	Total
Balance, December 31, 2004	$—	$919	$1,872,487	$(90,715)	$6,493		$1,789,184
Comprehensive income:
Net income					282,844	$282,844	282,844
Other comprehensive income (loss):
Available-for-sale assets:
Fair value adjustment				(360,173)		(360,173)	(360,173)
Hedging Instruments:
Fair value adjustment				303,371		303,371	303,371

Comprehensive income						$226,042

Issuance of Preferred Stock	111,535						111,535
Issuance of Common Stock		129	362,948				363,077
Dividends declared on Preferred Stock					(6,103)		(6,103)
Dividends declared on Common Stock—$2.72 per share					(276,649)		(276,649)

Balance, December 31, 2005	111,535	1,048	2,235,435	(147,517)	6,585		2,207,086
Comprehensive income:
Net income					297,697	$297,697	297,697
Other comprehensive income (loss):
Available-for-sale assets:
Fair value adjustment				73,401		73,401	73,401
Hedging Instruments:
Fair value adjustment				(237,932)		(237,932)	(237,932)

Comprehensive income						$133,166

Issuance of Preferred Stock	113,433						113,433
Issuance of Common Stock		90	241,736				241,826
Dividends declared on Preferred Stock					(10,751)		(10,751)
Dividends declared on Common Stock—$2.72 per share					(307,688)		(307,688)

Balance, December 31, 2006	224,968	1,138	2,477,171	(312,048)	(14,157)		2,377,072
Comprehensive loss:
Net loss, as restated					(1,545,678)	$(1,545,678)	(1,545,678)
Other comprehensive income (loss):
Available-for-sale assets:
Fair value adjustment				59,233		59,233	59,233
Other-than-temporary impairment				427,779		427,779	427,779
Hedging Instruments:
Fair value adjustment				(347,396)		(347,396)	(347,396)

Comprehensive loss						$(1,406,062)

Issuance of Preferred Stock	650,716						650,716
Issuance of Common Stock		222	375,872				376,094
Conversion of Preferred Stock to Common Stock	(43,199)	39	43,160				—
Dividends declared on Preferred Stock					(40,452)		(40,452)
Dividends declared on Common Stock—$1.61 per share					(197,634)		(197,634)

Balance, December 31, 2007, as restated	$832,485	$1,399	$2,896,203	$(172,432)	$(1,797,921)		$1,759,734

See accompanying notes to consolidated financial statements.

THORNBURG MORTGAGE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	As Restated 2007	2006	2005
Operating activities:
Net (loss) income	$(1,545,678)	$297,697	$282,844
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Amortization	824	78,165	99,298
Loss (gain) on ARM Assets, net	1,776,648	(8,489)	(8,567)
Loss (gain) on Derivatives, net	16,868	(25,691)	(6,376)
Provision for loan losses	6,728	3,149	1,212
Non-cash interest income	(63,721)	(42,956)	—
Change in assets and liabilities:
Accrued interest receivable	137,722	(97,727)	(112,206)
Other assets	14,857	(68,982)	(104,599)
Accrued interest payable	(81,592)	64,311	63,432
Accrued expenses and other liabilities	(39,156)	21,728	4,352

Net cash provided by operating activities	223,500	221,205	219,390

Investing activities:
ARM securities:
Purchases	(10,296,252)	(7,437,266)	(13,050,467)
Proceeds on sales	12,746,659	1,630,701	1,849,829
Principal payments	3,671,999	4,173,133	5,373,090
Purchased Securitized Loans:
Purchases	—	(933,044)	(4,653,594)
Proceeds on sales	4,602,989	—	—
Principal payments	845,252	1,009,762	1,205,318
Securitized ARM Loans:
Principal payments	170,383	217,704	616,230
ARM Loans Collateralizing Debt:
Principal payments	3,437,786	2,532,323	1,927,916
ARM loans held for securitization:
Purchases and originations	(5,367,523)	(11,641,424)	(6,842,893)
Principal payments	106,678	56,653	36,525

Net cash provided by (used in) investing activities	9,917,971	(10,391,458)	(13,538,046)

Financing activities:
Net (paydowns) borrowings from Reverse Repurchase Agreements	(4,014,230)	(2,683,492)	9,141,140
Net (paydowns) borrowings from Asset-backed CP	(8,506,300)	3,916,300	85,000
Collateralized Mortgage Debt borrowings	6,071,311	10,908,713	5,778,697
Collateralized Mortgage Debt paydowns	(3,529,685)	(2,458,587)	(2,169,961)
Net (paydowns) borrowings on whole loan financing facilities	(494,405)	543,078	119,272
Net proceeds from issuance of Subordinated Notes	—	50,000	190,000
Receipts (payments) on eurodollar contracts	2,429	(23,141)	4,087
Proceeds from Common Stock issued, net	376,094	241,826	363,077
Proceeds from Preferred Stock issued, net	650,922	113,546	111,535
Dividends paid	(271,405)	(311,242)	(272,115)
Payment to purchase or terminate Hedging Instruments, net	(622)	(38,924)	(1,225)
Net (increase) decrease in restricted cash	(331,630)	(179,893)	3,755

Net cash (used in) provided by financing activities	(10,047,521)	10,078,184	13,353,262

Net increase (decrease) in cash and cash equivalents	93,950	(92,069)	34,606
Cash and cash equivalents at beginning of year	55,159	147,228	112,622

Cash and cash equivalents at end of year	$149,109	$55,159	$147,228

See additional cash flow disclosures in Note 4 and Note 6.

See accompanying notes to consolidated financial statements.

THORNBURG MORTGAGE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In these financial statements, Thornburg Mortgage, Inc. and its subsidiaries are referred to as “the Company,” unless specifically stated otherwise or the context indicates otherwise. Capitalized terms not otherwise defined in the financial statements below shall have the definitive meanings assigned to them in the Glossary included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007.

Note 1. Liquidity and Going Concern Uncertainty

The Company has been significantly and negatively impacted by the events and conditions impacting the broader mortgage loan market. The mortgage market, including prime, has been adversely affected by weakening house prices and increasing rates of delinquencies and defaults, which in turn has led to fewer sources of, and significantly reduced levels of, liquidity available to finance the Company’s operations.

The accompanying consolidated financial statements of the Company were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company may not, however, be able to continue as a going concern. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s available liquidity to meet margin calls resulting from changes in the fair market value of its Purchased ARM Assets collateralizing Reverse Repurchase Agreements and the continued availability of financing for its ARM Assets.

For the period January 1, 2008 through March 6, 2008, the Company received $1.8 billion in margin calls associated with its Reverse Repurchase Agreements and satisfied $1.2 billion of those margin calls, primarily by using available liquidity, principal and interest payments and proceeds from the sale of assets. As of March 6, 2008, the Company was unable to satisfy margin calls approximating $610 million. Failure to satisfy these margin calls constitutes an event of default under the respective Reverse Repurchase Agreements, thereby providing the transaction counter-party the ability to force the Company to liquidate the collateral underlying the reverse repurchase transaction at the counter-party’s discretion. Further, these events of default triggered cross covenant default provisions in certain of the Company’s financing agreements, thereby providing those lenders the ability to declare events of default. Failure to comply with the restrictive covenants in the Company’s lending agreements provide the lender the discretion to declare the entire unpaid amount due and payable on demand and force liquidation of the Company’s assets to satisfy those obligations, and prohibit further borrowings by the Company under the respective facilities.

At December 31, 2007, the Company had two committed whole loan financing facilities for a total of $600 million and two uncommitted facilities totaling $1.0 billion. Each of the whole loan facilities has a financial covenant requiring profitability in each of the previous four quarters. Due to losses the Company experienced on asset sales during the third quarter of 2007, the Company requested waivers of this covenant from each lender, which were granted. The Company did not receive similar waivers from lenders for the fourth quarter of 2007. Further, on February 28, 2008, a notice of event of default received by the Company from a Reverse Repurchase Agreement counterparty caused a default under the cross default provisions of the whole loan financing facilities and the Company must obtain a waiver from its lenders to reactivate its warehouse facilities.

The Company is working to meet all of its outstanding margin calls within a timeframe acceptable to its lenders, by either selling portfolio securities, issuing Collateralized Mortgage Debt or raising additional debt or equity capital. For the period January 1, 2008 through March 6, 2008, the Company reduced its portfolio of ARM assets financed with recourse financing by approximately $4.6 billion, of which $1.9 billion has been permanently financed, in order to reduce the Company’s exposure to margin calls. The Company also has raised $488.0 million in equity capital since December 31, 2007, and is continuing to seek to raise additional capital in order to provide a more stable base of liquidity during what the Company expects to be difficult market conditions for at least several months. There can be no assurance that the Company will be successful in securing additional sources of liquidity necessary for it to meet its obligations as they come due.

Through March 6, 2008, the Company had received notices of event of default under Reverse Repurchase Agreements from four different lenders as a result of the Company’s failure to meet margin calls. The aggregate amount of borrowing outstanding with these lenders was $1.8 billion at March 6, 2008. The Company has entered into a temporary syndicate agreement with its remaining reverse repurchase agreement counterparties which freezes additional margin calls through Monday, March 10, 2008, while it pursues solutions to its liquidity shortfall. The lenders have no obligation to extend this agreement. The Company’s Reverse Repurchase Agreements and secured lending agreements contain cross default provisions and the related lenders could declare an event of default at any time. Accordingly, the respective lenders, at their discretion, may declare the aforementioned amounts due and payable on demand. The Company’s liquidity and borrowing capacity is insufficient to satisfy these obligations, should the lenders demand repayment. This uncertainty raises substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2. Restatement of Financial Statements

The Company has restated its Consolidated Balance Sheet as of December 31, 2007 and the related Consolidated Income Statement, Statement of Shareholders’ Equity and Statement of Cash Flows for the year ended December 31, 2007 and the related Notes to the Consolidated Financial Statements. As described in Note 1, the Company has substantial doubt about the Company’s ability to continue as a going concern. Therefore, the Company may not have the ability to hold its Purchased ARM Assets and Securitized ARM Loans to maturity and, accordingly, has recognized an impairment charge totaling $676.6 million in gross unrealized losses on those assets as of December 31, 2007. The impairment charge resulted in a decrease in management and incentive fees of $5.9 million. The following tables set forth the impacts of these restatements on the Company’s financial position, results of operations and cash flows.

Balance sheet impacts

The following table sets forth the effects of the restatement adjustments on the consolidated balance sheet as of December 31, 2007 (in thousands).

	Previously Reported	Increase/ (Decrease)	As Restated
ASSETS
ARM Assets
Purchased ARM Assets	$10,694,043	$—	$10,694,043

ARM Loans:
Securitized ARM Loans, net	2,806,762	(248,801)	2,557,961
ARM Loans Collateralizing Debt, net	21,383,177	—	21,383,177
ARM loans held for securitization, net	549,359	—	549,359

ARM Loans	24,739,298	(248,801)	24,490,497

ARM Assets	35,433,341	(248,801)	35,184,540
Other assets	1,087,821	—	1,087,821

TOTAL ASSETS	$36,521,162	$(248,801)	$36,272,361

LIABILITIES
Accrued Expenses and other liabilities	$65,011	$(5,850)	$59,161
Debt obligations	34,191,940	—	34,191,940
Hedging Instruments and other payables	261,526	—	261,526

TOTAL LIABILITIES	34,518,477	(5,850)	34,512,627

SHAREHOLDERS’ EQUITY
Preferred Stock	832,485	—	832,485
Common Stock	1,399	—	1,399
Additional paid-in-capital	2,896,203	—	2,896,203
Accumulated other comprehensive loss	(600,211)	427,779	(172,432)
Accumulated deficit	(1,127,191)	(670,730)	(1,797,921)

TOTAL SHAREHOLDERS’ EQUITY	2,002,685	(242,951)	1,759,734

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$36,521,162	$(248,801)	$36,272,361

The following table sets forth the effects of the restatement adjustments on the consolidated income statement and loss per share for the year ended December 31, 2007 (in thousands, except per share data).

	Previously Reported	Change-(Loss) Income	As Restated
Net interest income	$316,261	$—	$316,261

Loss on ARM Assets, net	(1,100,068)	(676,580)	(1,776,648)
Loss on Derivatives, net	(16,868)	—	(16,868)
Other non-interest income	16,789	—	16,789

Net non-interest loss	(1,100,147)	(676,580)	(1,776,727)

Provision for loan losses	(6,728)	—	(6,728)
Management fee	(26,111)	475	(25,636)
Performance fee	(23,117)	5,375	(17,742)
Long-term incentive awards	13,327	—	13,327
Other operating expenses	(31,433)	—	(31,433)

Loss before provision for income taxes	(857,948)	(670,730)	(1,528,678)
Provision for income taxes	(17,000)	—	(17,000)

NET LOSS	$(874,948)	$(670,730)	$(1,545,678)

Net loss	$(874,948)	$(670,730)	$(1,545,678)
Dividends on Preferred Stock	(40,452)	—	(40,452)

Net loss available to common shareholders	$(915,400)	$(670,730)	$(1,586,130)

Basic and Diluted loss per common share	$(7.48)	$(5.49)	$(12.97)

The following table sets forth the effects of the restatement adjustments on the consolidated cash flows for the year ended December 31, 2007 (in thousands).

	Previously Reported	Increase (Decrease)	As Restated
Operating activities
Net loss	$(874,948)	$(670,730)	$(1,545,678)
Adjustments to reconcile net loss to net cash provided by operating activities:		—
Loss on ARM Assets, net	1,100,068	676,580	1,776,648
Other noncash adjustments	(39,301)	—	(39,301)
Changes in assets and liabilities:
Assets	152,579	—	152,579
Accrued interest payable	(81,592)	—	(81,592)
Accrued expenses and other liabilities	(33,306)	(5,850)	(39,156)

Net cash provided by operating activities	223,500	—	223,500
Net cash provided by investing activities	9,917,971	—	9,917,971
Net cash used in financing activities	(10,047,521)	—	(10,047,521)

Net increase in cash and cash equivalents	93,950	—	93,950
Cash and cash equivalents at beginning of year	55,159	—	55,159

Cash and cash equivalents at end of year	$149,109	$—	$149,109

The following table sets forth the effects of the restatement adjustments on the other comprehensive loss for the year ended December 31, 2007 (in thousands).

	Previously Reported	Change-(Loss) Income	As Restated
Net loss	$(874,948)	$(670,730)	$(1,545,678)
Available-for-sale assets:
Fair value adjustment	59,233	—	59,233
Other-than-temporary impairment	—	427,779	427,779
Hedging Instruments:
Fair value adjustment	(347,396)	—	(347,396)

Comprehensive loss	$(1,163,111)	$(242,951)	$(1,406,062)

Notes 3, 4, 9, 11, 13 and 14 to the Consolidated Financial Statements have also been restated to reflect the above restatements.

Note 3. Organization and Significant Accounting Policies

Thornburg Mortgage, Inc. was incorporated in Maryland on July 28, 1992. The Company commenced its operations of purchasing and managing for investment a portfolio of ARM Assets on June 25, 1993, upon receipt of the net proceeds from the initial public offering of Common Stock.

Thornburg Mortgage, Inc. is a single-family residential mortgage lending company that originates, acquires and retains investments in ARM Assets comprised of ARM securities and ARM Loans, thereby providing capital to the single-family residential housing market. The Company uses its equity capital and borrowed funds to invest in ARM Assets and seeks to generate income based on the difference between the yield on its ARM Assets portfolio and the cost of its borrowings.

The Company’s wholly-owned mortgage loan origination and acquisition subsidiary, Thornburg Mortgage Home Loans, Inc. (“TMHL”), conducts the Company’s mortgage loan acquisition,

origination, processing, underwriting and securitization activities. TMHL originates and acquires mortgage loans through four channels: correspondent lending, wholesale lending, direct retail lending and bulk acquisitions. TMHL finances the loans through whole loan financing facilities and pools loans for securitization which are then either sold to its parent or issued as debt to third-parties. In August 2006, TMHL acquired Adfitech, a provider of quality control post-closing audit and document delivery services to the mortgage industry.

The Company is a single-family residential mortgage lender that originates, acquires and retains investments in ARM Assets and does not engage in any other line of business offering any other products or services. The Company does not originate or acquire investments outside of the United States of America. No single customer accounts for 10 percent or more of the Company’s total revenues.

A summary of the Company’s significant accounting policies follows:

Basis of presentation and principles of consolidation

The consolidated financial statements include the accounts of TMA, TMD, TMCR, TMFI, TMHS, TMHL, TMF and Adfitech. TMD, TMCR, TMFI and TMF are qualified REIT subsidiaries and are consolidated with TMA for financial statement and tax reporting purposes. TMHL, Adfitech and TMHS are taxable REIT subsidiaries and are consolidated with TMA for financial statement purposes but are not consolidated with TMA for tax reporting purposes. All material intercompany accounts and transactions are eliminated in consolidation. Certain prior period amounts have been reclassified to conform to current period classifications.

Recent accounting pronouncements

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. In February 2008, the FASB issued FASB Staff Position 157-1, “Application of FASB SFAS 157 to FASB SFAS 13 and Other Accounting Pronouncements that Address Fair Value Measurements for Purposes of Lease Classification or Measurement under SFAS 13” and FASB Staff Position 157-2, “Effective Date of FASB SFAS 157.” FASB Staff Position 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. FASB Staff Position 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal year 2009. The measurement and disclosure requirements related to financial assets and financial liabilities are effective for the Company beginning in the first quarter of fiscal year 2008. The adoption of SFAS 157 for financial assets and financial liabilities will not have a significant impact on the Company’s consolidated financial statements. However, the resulting fair values calculated under SFAS 157 after adoption may be different from the fair values that would have been calculated under previous guidance. SFAS 157 will be applied to non-financial assets and non-financial liabilities beginning January 1, 2009, and is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value. Once a company chooses to report an item at fair value, changes in fair value would be reported in earnings at each reporting date. SFAS 159 became effective for the Company on January 1, 2008, and did not have a material impact on the Company’s consolidated financial statements.

In April 2007, the FASB issued FASB Staff Position FASB Interpretation Number 39-1, “Amendment of FASB Staff Position FASB Interpretation Number 39.” FASB Interpretation Number 39-1 amends certain paragraphs of FASB Interpretation Number 39, “Offsetting of Amounts Related to Certain Contracts, –an interpretation of Accounting Research Bulletin Opinion Number 10 and SFAS 105” to permit a reporting entity to offset fair value amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral against fair value amounts recognized for derivative instruments executed with the same counterparty under the same master netting arrangement. Upon application, the Company shall be permitted to change its accounting policy to offset or not offset fair value amounts recognized for derivative instruments under master netting arrangements. FASB Interpretation Number 39-1 became effective for the Company on January 1, 2008, and did not have a material impact on the Company’s consolidated financial statements.

In November 2007, the SEC issued Staff Accounting Bulletin 109. Staff Accounting Bulletin 109 supersedes Staff Accounting Bulletin 105, “Application of Accounting Principles to Loan Commitments.” It clarifies that the expected net future cash flows related to the associated servicing of a loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. However, it retains the guidance in Staff Accounting Bulletin 105 that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment. The guidance is effective on a prospective basis to derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The Company has not determined the estimated financial impact, if any, on the Company’s consolidated financial statements upon adoption.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interest in Consolidated Financial Statements—an Amendment of Accounting Research Bulletin No. 51.” SFAS 160 amends Accounting Research Bulletin 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 changes the way the consolidated income statement is presented. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 will become effective for the Company on January 1, 2009, and is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS 141 (revised 2007), “Business Combinations.” SFAS 141 retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. SFAS 141(R) requires costs incurred to effect the acquisition and restructuring costs to be recognized separately from the acquisition. SFAS 141(R) applies to business combinations for which the acquisition date is on or after January 1, 2009.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and highly liquid investments with original maturities of three months or less. The carrying amount of cash equivalents approximates fair value.

Restricted cash and cash equivalents

Restricted cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less that are held by counter-parties as collateral for Reverse Repurchase Agreements, Asset-backed CP and Hedging Instruments. The carrying amount of restricted cash and cash equivalents approximates fair value.

ARM Assets

The Company’s ARM Assets are comprised of Purchased ARM Assets and ARM Loans. All of the Company’s ARM Assets are either Traditional ARMs or Hybrid ARMs.

Purchased ARM Assets are composed mainly of ARM securities and Purchased Securitized Loans obtained from third parties. The Company has designated all of its Purchased ARM Assets as available-for-sale. Therefore, they are reported at fair value, with unrealized gains and losses reported in OCI as a separate component of shareholders’ equity. Any unrealized loss deemed to be other-than-temporary is recorded as a realized loss. Realized gains or losses on the sale of Purchased ARM Assets are recorded in operations at the time of sale and are determined by the difference between net sale proceeds and the amortized cost of the securities.

Purchased Securitized Loans are third-party loan securitizations in which the Company purchased all principal classes of the securitizations, including the subordinated classes. In August 2007, the Company sold the majority of the AAA-rated principal classes and no longer holds all principal classes originally purchased, yet maintains the credit risk indicative of holding all of the classes up to the value of the Company’s securities. One of the Company’s objectives in its acquisition of Purchased Securitized Loans was to obtain assets that were Qualifying Interests for purposes of maintaining the Company’s exemption from the Investment Company Act. With the sale of the AAA-rated principal classes, none of the Company’s Purchased Securitized Loans at December 31, 2007 are Qualifying Interests. However, all of the Company’s ARM Loans are Qualifying Interests and enable the Company to maintain its exemption from the Investment Company Act.

ARM Loans, excluding Securitized ARM Loans, are designated as held-for-investment as the Company has the intent and ability to hold them for the foreseeable future, and until maturity or payoff. ARM Loans are carried at their unpaid principal balances, including unamortized premium or discount, unamortized loan origination costs, unamortized deferred loan origination fees, net unrealized gain (loss) on purchase loan commitments and allowance for loan losses. Securitized ARM Loans are designated as held for sale. Securitized ARM Loans are carried at lower of cost or market. In accordance with SFAS 140, Securitized ARM Loans and ARM Loans Collateralizing Debt are accounted for as loans and are not considered investments subject to classification under SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities.”

Securitized ARM Loans are loans originated or acquired by the Company and securitized by the Company with the Company retaining 100% of the beneficial ownership interests.

ARM Loans Collateralizing Debt are loans originated or acquired by the Company and financed in their entirety on its balance sheet through securitization by the Company into sequentially rated classes. In general, the Company retains the classes that are not AAA-rated which provide credit support for the higher rated classes issued to third-party investors in structured financing arrangements.

In accordance with SFAS 140, loan securitizations resulting in Securitized ARM Loans and ARM Loans Collateralizing Debt are accounted for as secured borrowings under paragraphs 9(a)-9(c) of SFAS 140 because (1) the Company has the unilateral ability to cause the return of transferred assets and, therefore, has maintained effective control over the transferred assets and (2) the transactions are completed through SPEs that do not meet the requirements of SFAS 140 to be considered QSPEs.

ARM loans held for securitization are loans the Company has acquired or originated and are intended to be securitized and retained by the Company.

Interest income on ARM Assets is accrued based on the outstanding principal amount and contractual terms of the assets. Premiums and discounts associated with the purchase of the ARM Assets are amortized through interest income over the estimated lives of the assets considering the actual and future estimated prepayments and interest rates of the assets using the interest method in determining an effective yield. Estimating future lifetime prepayments and estimating the remaining lives of the Company’s ARM Assets requires management judgment, which involves consideration of possible future interest rate environments and an estimate of how borrowers will behave in those environments. The actual lives of the ARM Assets could be longer or shorter than the lives estimated by management. Loan origination fees, net of certain direct loan origination costs and the cost of securitizing ARM Loans, are deferred and amortized as an interest income yield adjustment over the life of the related loans using the effective yield method.

MSRs

Effective January 1, 2006 with the adoption of SFAS 156, “Accounting for Servicing of Financial Assets,” the Company does not capitalize any MSRs in connection with securitizations accounted for as secured borrowings under SFAS 140. The Company did not elect to measure its previously existing servicing assets at fair value and continues to measure them at the lower of cost or market value. Prior to January 1, 2006, MSRs were capitalized upon the securitization of ARM Loans as required by GAAP by allocating a portion of the cost basis of the securitized loans to the estimated value of the servicing asset related to the loans retained by the Company as collateral in securitizations. MSRs are included in Other assets on the Consolidated Balance Sheets. The servicing revenue, net of servicing costs, MSR amortization and impairment charges, is recorded as Servicing income, net in the Consolidated Income Statements.

MSRs are amortized in proportion to, and over the expected period of, the estimated future net servicing income. MSRs are carried at the lower of cost or market value at the risk strata level and are periodically evaluated for impairment based on fair value, which is determined using a discounted future cash flow model that considers portfolio characteristics and assumptions regarding prepayment speeds, delinquency rates and other economic factors. Estimating prepayments and estimating the remaining lives of the Company’s ARM Assets requires management judgment, which involves consideration of possible future interest rate environments and an estimate of how borrowers will behave in those environments. The actual lives could be longer or shorter than the amount estimated by management. For purposes of evaluating and measuring impairment of MSRs, the Company stratifies its portfolio on the basis of predominant risk characteristics, including loan type (Traditional ARM or Hybrid ARM).

Credit risk and allowance for loan losses

The Company maintains an allowance for loan losses based on management’s estimate of credit losses inherent in the Company’s portfolio of ARM Loans, excluding Securitized ARM Loans. The estimate of the allowance is based on a variety of factors including, but not limited to, current economic conditions, the potential for natural disasters, loan portfolio composition, delinquency trends, credit losses to date on underlying loans and remaining credit protection. If the credit performance of its ARM Loans is different than expected, the Company adjusts the allowance for loan losses to a level deemed appropriate by management to provide for estimated losses inherent in its ARM Loan portfolio. Additionally, once a loan is 90 days or more delinquent, or a borrower declares bankruptcy, the Company adjusts the value of its accrued interest receivable to what it believes to be collectible and stops accruing interest on that loan. The Company provides specific allowances for loan losses on loans that are considered to be impaired when a significant permanent decline in value is identified.

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost basis or fair value at the date of foreclosure, less estimated costs of disposition. Fair value is based on valuation techniques applied at the date of acquisition, less estimated selling costs. The excess of the recorded loan balance over the estimated fair value of the property at the time of acquisition is charged to the allowance for loan losses. Any subsequent write downs to fair value less cost to sell are recorded in (loss) gain on ARM Assets in the period of the decline in value. Any increase in fair value less cost to sell is recognized as a gain, but not in excess of the cumulative loss previously recognized. Operating expenses of such properties and gains and losses on their disposition are included in noninterest income and expense.

The Company’s Purchased Securitized Loans include all credit loss classes of third-party ARM loan securitizations. When the Company acquired the classes that were below Investment Grade, the purchase price of those securities generally included a discount for probable credit losses. This discount was recorded as part of the purchase price of that security. Based upon management’s analysis and judgment, a portion of the purchase discount is subsequently accreted as interest income under the effective yield method while the remaining portion of the purchase discount is treated as a non-accretable discount which reflects the estimated unrealized loss on the securities due to credit risk. If management ultimately concludes that the non-accretable discount will not represent realized losses, the balance is accreted into earnings over the remaining life of the security through the effective yield method. In the event that management concludes that losses may exceed the non-accretable discount, the Company revises its estimate of probable losses and the change in the estimate of losses is recorded as a reduction in operations.

Provisions for credit losses do not reduce taxable income and thus do not affect the dividends paid by the Company to shareholders in the period the provisions are taken. Actual losses realized by the Company do reduce taxable income in the period the actual loss is realized, thereby affecting taxable income available for distribution and the amount of dividends that may be paid to shareholders for that tax year.

Valuation methods

The fair values of the Company’s Purchased ARM Assets and Securitized ARM Loans are generally based on market prices provided by third-party pricing services or by broker/dealers who make markets in these financial instruments. If the fair value of a Purchased ARM Asset or a Securitized ARM Loan is not reasonably available from a dealer or a third-party pricing service, management estimates the fair value. For securities valued by management, the Company first looks to identify a security in its portfolio for which a third-party market price is available that has similar characteristics including interest coupon, product type, credit rating, seasoning and duration. The third-party market price of the similar security is then used to value the security for which there was no third-party quote, by applying the percentage change in price of the similar security for the relevant period to the price of the security for which there was no third-party quote. The objective is to use the third-party quote as the primary valuation indicator; however, if the Company is unable to identify a similar security in its portfolio, management looks to recent market transactions of similar securities or makes inquiries of broker-dealers that trade similar securities and uses the data obtained to calculate a market price based on a yield or spread target. At December 31, 2007, the Company’s Purchased ARM Assets and Securitized ARM Loans were valued pursuant to the following methodologies (dollar amounts in thousands):

	Number	Fair Value	% of Fair Value to Total ARM Assets
Third-party pricing service	824	$8,335,018	24%
Similar characteristics to a security valued by a third- party pricing service	246	3,390,710	10%
Recent market transactions for similar securities	17	1,533,452	4%

Total	1,087	$13,259,180	38%

The fair values of ARM Loans Collateralizing Debt and ARM loans held for securitization are estimated by the Company using the same pricing models employed by the Company to determine prices to purchase loans in the open market, taking into consideration the aggregated characteristics of groups of loans such as, but not limited to, collateral type, index, interest rate, margin, length of fixed interest rate period, life cap, periodic cap, underwriting standards, age and credit.

Purchase commitments related to correspondent and bulk loans that will be held for investment purposes generally qualify as derivatives under SFAS 133 and SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” and are recorded at fair value. The fair value of the net unrealized gain or loss on purchase commitments is calculated using the same methodologies that are used to price the Company’s originated ARM Loans, adjusted for anticipated fallout for purchase commitments that will likely not be funded. The Company’s net unrealized gain (loss) on purchase commitments is recorded as a component of ARM loans held for securitization, net on the Consolidated Balance Sheets with the respective changes in fair value recorded in Gain (Loss) on Derivatives, net in the Consolidated Income Statements. Commitments to originate direct retail and wholesale loans are not considered derivatives under GAAP.

The fair values of the Company’s Collateralized Mortgage Debt, Senior Notes, Subordinated Notes and Hedging Instruments are based on market values provided by dealers who are familiar with the terms of these instruments.

The fair value of Eurodollar Transactions is determined on a daily basis by the closing prices on the Chicago Mercantile Exchange.

Due to the inherent uncertainty of securities valued by management, the estimated fair values may differ significantly from values that would have been used had a readily available market for these investments existed, and the differences could be significant.

Cash and cash equivalents, restricted cash and cash equivalents and interest receivable are reflected in the consolidated financial statements at cost. Other assets, Reverse Repurchase Agreements, Asset-backed CP, whole loan financing facilities, accrued expenses and other liabilities are reflected in the consolidated financial statements at their amortized cost, which approximates their fair value because of the short-term nature of these instruments.

Hedging Instruments

All of the Company’s Hedging Instruments are carried on the Consolidated Balance Sheets at their fair value as an asset, if their fair value is positive, or as a liability, if their fair value is negative. In general, most of the Company’s Hedging Instruments are designated as cash flow hedges, and the effective amount of change in the fair value of the Derivative is recorded in OCI and transferred to earnings as the hedged item affects operations. The ineffective amount of all Hedging Instruments is recognized in operations each quarter. Generally, a hedging strategy is effective under SFAS 133 if it achieves offsetting cash flows attributable to the risk being hedged and meets certain predetermined statistical thresholds pursuant to SFAS 133. If the hedging strategy is not successful in achieving offsetting cash flows or meeting the statistical thresholds, it is ineffective and will not qualify for hedge accounting.

As the Company enters into hedging transactions, it formally documents the desired relationship between the Hedging Instruments and the hedged items. The Company has also documented its risk management policies, including objectives and strategies, as they relate to its hedging activities. The Company assesses, both at the inception of a hedging activity and on an on-going basis, whether or not the hedging activity is highly effective. If it is determined that a hedge has been highly effective, but will not be prospectively, the Company discontinues hedge accounting prospectively, at which time the fair value is recognized into operations.

Hybrid ARM Hedging Instruments

The Company may enter into Hybrid ARM Hedging Instruments in order to manage its interest rate exposure when financing its Hybrid ARM Assets. Although the Company generally borrows money based on short-term interest rates, its Hybrid ARM Assets have an initial fixed interest rate period of three to ten years. As a result, the Company’s existing and forecasted borrowings reprice to a new rate on a more frequent basis than do the Hybrid ARM Assets. Consequently, the Company uses Hybrid ARM Hedging Instruments to fix, or cap, the interest rate on its borrowings during the expected fixed interest rate period of the Hybrid ARM Assets to attempt to manage the interest rate risk by funding the ARM Assets with a combination of short-term borrowings and Hedging Instruments with a combined Effective Duration of less than one year. The notional amounts of the Hybrid ARM Hedging Instruments generally decline over the life of these instruments and the notional amounts of a portion of the Company’s Swap Agreements and all of the Company’s Cap Agreements decline such that they are expected to approximately equal the balance of the Hybrid ARM Loans Collateralizing Debt hedged with these Hybrid ARM Hedging Instruments.

Swap Agreements have the effect of converting the Company’s variable-rate debt into fixed-rate debt over the life of the Swap Agreements. When the Company enters into a Swap Agreement, it generally agrees to pay a fixed rate of interest and to receive a variable interest rate, generally based on LIBOR. The Company has two-way collateral agreements protecting its credit exposure to Swap Agreement counterparties.

The Company enters into Cap Agreements in connection with some of its Collateralized Mortgage Debt securitizations by incurring a one-time fee or premium. Pursuant to the terms of the respective Cap Agreements, the Company will receive cash payments if the interest rate index specified in any such Cap Agreement increases above contractually specified levels. Therefore, such Cap Agreements have the effect of capping the interest rate on a portion of the Company’s borrowings so as not to exceed the level specified by the Cap Agreement. The purchase price of these Cap Agreements is expensed over the life of the Cap Agreements and the expense increases as the Cap Agreements approach maturity.

The Company generally designates its Hybrid ARM Hedging Instruments as cash flow hedges. All changes in the unrealized gains and losses on Hybrid ARM Hedging Instruments accounted for as cash flow hedges have been recorded in OCI and are reclassified to operations as interest expense when each of the forecasted financing transactions occurs. If it becomes probable that the forecasted transaction, which in this case refers to interest payments to be made under the Company’s short-term borrowing agreements or its debt obligations, will not occur by the end of the originally specified time period as documented at the inception of the hedging relationship, or within an additional two-month time period thereafter, then the related gain or loss in OCI would be reclassified to operations. The carrying value of these Hybrid ARM Hedging Instruments is included in Hedging Instruments on the Consolidated Balance Sheets.

The fair value of Swap Agreements is based on the discounted value of the remaining future net interest payments expected to be made over the remaining life of the Swap Agreements. Therefore, over time, as the actual payments are made, the unrealized gain (loss) in OCI and the carrying value of the Swap Agreements adjust to zero and the Company therefore realizes a fixed financing cost over the life of the Hedging Instrument.

In those circumstances where a cash flow hedge is terminated, the Company conducts an analysis to determine when the amount in OCI should be reclassified into operations in accordance with SFAS 133. If the original forecasted transaction was determined to be probable not to occur, the net gain or loss in OCI is immediately reclassified into operations. Otherwise, the net gain or loss remains in OCI and is reclassified into operations in the same period or periods during which the hedged forecasted transaction affects operations.

Pipeline Hedging Instruments

The Company may enter into Pipeline Hedging Instruments to manage interest rate risk associated with commitments to purchase correspondent and bulk loans. The Company does not currently apply hedge accounting to its Pipeline Hedging Instruments and, therefore, the change in fair value and the realized gains (losses) on these Pipeline Hedging Instruments are recorded in current earnings. The net gain (loss) related to Pipeline Hedging Instruments is reflected in Gain (loss) on Derivatives, net, on the Consolidated Income Statements as an offset to the net gain (loss) recorded for the change in fair value of the loan commitments.

Long-term incentive awards

The Company has a long-term incentive plan which is more fully described in Note 10. Since inception of the Plan in 2002, the Company has accounted for all awards at fair value on the grant date and recorded subsequent changes in the fair value of the awards in current period operations. The PSRs issued under the Plan are variable in nature and are settled in cash. The liability for PSRs is measured each period based on the fair value of the Common Stock. The effects of changes in the stock price during the vesting period, generally three years, are recognized as expense or a reduction of expense over the vesting period. Dividend-equivalent payments on DERs and vested PSRs are recognized as compensation expense in the period in which they are declared. PSRs generally do not earn a dividend-equivalent until they are vested.

Accumulated other comprehensive income (loss)

SFAS 130, “Reporting Comprehensive Income,” divides comprehensive income or loss into net income or loss and other comprehensive income (loss), which includes unrealized gains and losses on marketable securities defined as available-for-sale and unrealized gains and losses on derivative financial instruments that qualify for cash flow hedge accounting under SFAS 133.

Income taxes

The Company, excluding TMHL, Adfitech and TMHS, elected to be taxed as a REIT. Accordingly, the Company will not be subject to federal income tax on that portion of its income that is distributed to shareholders as long as certain asset, income and stock ownership tests are met. TMHL, TMHL’s wholly owned subsidiary Adfitech, and TMHS are taxable REIT subsidiaries and, as such, are subject to both federal and state corporate income taxes.

Under FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes”, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of the tax benefit that is greater than 50% likely to be realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company is no longer subject to examination by federal or state taxing authorities for years before 2004. At December 31, 2007, the Company did not have any unrecognized tax benefits. The Company does not expect the total amount of unrecognized tax benefits to increase significantly during the year ending December 31, 2008. The Company recognizes interest related to income tax matters in other interest expense and penalties related to income tax matters in other noninterest expense. The Company does not have any amount accrued for interest and penalties.

In the third quarter of 2007, market conditions forced the Company to dispose of a significant portion of the Company’s portfolio of mortgage-backed securities, which, until the time they were disposed of, were a source of significant amounts of gross income that qualified for purposes of both the REIT annual 75% gross income test and the REIT annual 95% gross income test. At the same time, the Company was compelled to dispose of or otherwise terminate associated Swap Agreements and thereby recognize a gain that is potentially not eligible for exclusion from gross income under the special REIT hedging rule for purposes of the 95% gross income test.

The treatment of gains for the disposition or termination of such Swap Agreements for purposes of the 95% gross income test is not clear, and if such gross income is not qualifying for the 95% gross income test, then the Company may have failed that test for the 2007 taxable year. The Company believes that its failure of the 95% gross income test would be considered to be due to reasonable cause and not willful neglect. As such, the applicable tax law provides that the Company would not be disqualified as a REIT for failure of the 95% gross income test, provided that the Company complied with certain reporting requirements and paid a tax based, in part, on the amount by which the Company failed the test. To the extent the Company is considered to have failed the 95% gross income test, the Company expects that any tax due would be less than $300,000 because the amount by which the Company would be considered to have failed the 95% gross income test would be less than one percent.

In connection with a public offering of the Company’s shares of Common Stock and Series F Preferred Stock in January 2008, the Company’s special tax counsel rendered an opinion concluding the Company had qualified to be taxed as a REIT beginning with the taxable year ended December 31, 1993, through the taxable year ended December 31, 2007, and the Company’s organization and current and proposed method of operation will enable the Company to meet the requirement for qualification and taxation as a REIT in subsequent years.

Although as described above, the Company may have failed the annual 95% gross income test for its 2007 taxable year, the Company believes that any such failure would be considered due to reasonable cause and not willful neglect. Moreover, the Company’s special tax counsel, in providing the opinion mentioned in the immediately preceding paragraph, has concluded that if the Company is considered to have failed the 95% gross income test for the 2007 taxable year, that such failure will be considered to be due to reasonable cause and not willful neglect such that the failure will not result in the Company’s disqualification as a REIT for the 2007 taxable year. Opinions of counsel are not, however, binding on the Service or the courts. If, notwithstanding the opinion of the Company’s special tax counsel, the Service were to assert that the Company failed the 95% gross income test for the 2007 taxable year and that such failure was not due to reasonable cause, and the courts were to sustain that position, the Company’s status as a REIT would terminate for the 2007 taxable year. The Company would not be eligible to again elect REIT qualification until the 2012 taxable year.

Income taxes are provided for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period the change occurs. Subject to management’s judgment, a valuation allowance is established if realization of deferred tax assets is not more likely than not.

The provision for income taxes for the year ended December 31, 2007 was $17.0 million, based on a combined federal and state effective tax rate of 39.2% on estimated deferred taxable income of $48.1 million. The provision related to a deferred tax liability associated with certain Cap Agreements owned by TMHS that were entered into in conjunction with certain securitization transactions. The Company plans to hold these Cap Agreements until expiration and not trigger the tax liability that it would incur if it terminated the agreements. Income taxes for the year ended December 31, 2006 and 2005 were immaterial and no provision is reflected on the Consolidated Income Statements. The significant differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases relate to MSRs capitalized for financial statement purposes, REMIC transactions accounted for as financings for financial statement purposes and as sales for tax purposes, and TMHL’s net operating loss carryforward. TMHL’s net operating loss carryforwards from 2004, 2005 and 2006 total $194.6 million and they expire between 2024 and 2026. Management has established a valuation allowance against the entire balance of TMHL’s net deferred tax assets for the years ended December 31, 2007 and 2006 as it is not more likely than not that the deferred tax assets will be realized.

The Company declared a $0.25 dividend per common share on December 18, 2007, which was paid in January 2008. As provided by applicable tax rules and regulations, this dividend will be taken as a dividend paid deduction on the Company’s 2007 income tax return to the extent there is sufficient taxable income. Any dividend in excess of the 2007 taxable income will be reflected as a dividend paid deduction on the Company’s 2008 income tax return. It is currently projected that the entire dividend will be reflected as a dividend paid deduction on the 2007 income tax return and, as such, has been reported to the common shareholders as taxable dividend income in the 2007 calendar year.

(Loss) earnings per share

Basic EPS amounts are computed by dividing net (loss) income (adjusted for dividends declared on Preferred Stock) by the weighted average number of common shares outstanding. Diluted EPS amounts assume the conversion, exercise or issuance of all potential Common Stock instruments, unless the effect is to reduce a loss or increase the earnings per common share. The Company had no outstanding Common Stock equivalents during 2006 or 2005. During 2007, 16,215,135 potentially dilutive shares from Series E and Series F Preferred Stock were not included in the computation of Diluted EPS because to do so would be anti-dilutive.

Following is information about the computation of the EPS data for the years ended December 31, 2007, 2006 and 2005 (in thousands except per share data):

	Net (Loss) Income	Shares	EPS
2007, as restated
Basic EPS and Diluted EPS, loss available to common shareholders	$(1,586,130)	122,303	$(12.97)

2006
Basic EPS and Diluted EPS, income available to common shareholders	$286,946	111,055	$2.58

2005
Basic EPS and Diluted EPS, income available to common shareholders	$276,741	99,187	$2.79

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 4. ARM Assets

The following table presents the Company’s ARM Assets as of December 31, 2007 and 2006 (in thousands):

December 31, 2007, as restated	ARM securities	Purchased Securitized Loans	Securitized ARM Loans	ARM Loans Collateralizing Debt	ARM loans held for securitization	Total
Principal balance outstanding	$10,337,148	$721,069	$2,804,405	$21,246,545	$543,934	$35,653,101
Net unamortized premium (discount)	50,226	(6,901)		147,058	5,922	196,305
Other-than-temporary impairment losses	(362,522)	(65,257)	(247,812)	—	—	(675,591)
Allowance for loan losses	—	—	—	(10,426)	(365)	(10,791)
Non-accretable discounts	—	(21,726)	—	—	—	(21,726)
Net unrealized loss on purchase loan commitments	—	—	—	—	(132)	(132)
Principal payment receivable	18,952	151	1,368	—	—	20,471

Amortized cost, net	10,043,804	627,336	2,557,961	21,383,177	549,359	35,161,637
Gross unrealized gains	3,014	19,889	7,176	19,391	5,061	54,531
Gross unrealized losses	—	—	—	(182,096)	(283)	(182,379)

Fair value	$10,046,818	$647,225	$2,565,137	$21,220,472	$554,137	$35,033,789

Carrying value	$10,046,818	$647,225	$2,557,961	$21,383,177	$549,359	$35,184,540

December 31, 2006	ARM securities	Purchased Securitized Loans	Securitized ARM Loans	ARM Loans Collateralizing Debt	ARM loans held for securitization	Total
Principal balance outstanding	$21,625,224	$6,896,169	$2,758,658	$18,972,081	$1,364,352	$51,616,484
Net unamortized premium	202,518	59,426	14,734	106,310	20,369	403,357
Allowance for loan losses	—	—	(7,830)	(5,828)	(250)	(13,908)
Non-accretable discounts	—	(15,087)	—	—	—	(15,087)
Net unrealized loss on purchase loan commitments	—	—	—	—	(1,144)	(1,144)
Principal payment receivable	7,077	98	187	—	—	7,362

Amortized cost, net	21,834,819	6,940,606	2,765,749	19,072,563	1,383,327	51,997,064
Gross unrealized gains	20,258	4,980	79,653	14,007	1,392	120,290
Gross unrealized losses	(350,705)	(138,642)	(57,489)	(121,395)	(4,806)	(673,037)

Fair value	$21,504,372	$6,806,944	$2,787,913	$18,965,175	$1,379,913	$51,444,317

Carrying value	$21,504,372	$6,806,944	$2,765,749	$19,072,563	$1,383,327	$51,532,955

The Company realized a loss of $1.1 billion, net of a gain of $3.0 million, on the sale of $23.6 billion of Purchased ARM Assets during the year ended December 31, 2007, of which $5.5 billion were liquidated in satisfaction of debt by several of the Company’s Reverse Repurchase Agreement counterparties. The Company realized a gain of $8.7 million on the sale of $1.6 billion of Purchased ARM Assets during the year ended December 31, 2006. The Company realized a gain of $8.6 million on the sale of $1.8 billion of Purchased ARM Assets during the year ended December 31, 2005.

The Company recorded impairment charges to recognize management’s estimate of additional future losses due to credit risk inherent in its Purchased Securitized Loan portfolio of $7.5 million and $214,000 on ARM Assets during the years ended December 31, 2007 and 2006, respectively. The Company also recognized losses of $362.5 million, $65.3 million and $248.8 million at December 31, 2007, in other than temporary impairment charges on its ARM Securities, Purchased Securitized Loans, and Securitized ARM Loans, respectively. The Company’s liquidity position combined with difficult market conditions which have resulted in a significant deterioration of prices of mortgage backed collateral since August 2007 raise substantial doubt about the Company’s ability to continue as a going concern. Therefore, the Company may not have the ability to hold its Purchased ARM Assets and Securitized ARM Loans to maturity and, accordingly, has recognized an impairment charge totaling $676.6 million in gross losses on those assets.

During the year ended December 31, 2007, the Company securitized $6.5 billion of ARM Loans into five Collateralized Mortgage Debt securitizations. While TMHL transferred all of the ARM Loans to separate bankruptcy-remote legal entities, on a consolidated basis the Company did not account for these securitizations as sales and, therefore, did not record any gain or loss in connection with the securitizations. The Company retained $455.2 million of the resulting securities for its ARM Loan portfolio and financed $6.1 billion with third-party investors, thereby providing long-term collateralized financing for these assets. As of December 31, 2007 and 2006, the Company held $21.7 billion and $19.1 billion, respectively, of ARM Loans Collateralizing Debt. As of December 31, 2007 and 2006, the Company held $2.2 billion and $2.8 billion, respectively, of Securitized ARM Loans as a result of the Company’s securitization efforts. All discussions relating to securitizations in these financial statements and notes are on a consolidated basis and do not reflect the separate legal ownership of the loans by various bankruptcy-remote legal entities.

During 2007, the Company did not acquire any Purchased Securitized Loans. Of the $23.6 billion of Purchased ARM Assets sold during 2007, $5.4 billion were Purchased Securitized Loans rated A or better. At December 31, 2007 and 2006, the Company’s Purchased Securitized Loans totaled $647.2 million and $6.8 billion, respectively. These assets were Qualifying Interests for purposes of maintaining the Company’s exemption from the Investment Company Act at December 31, 2006. Due to the sale of the majority of the AAA-rated principal classes of the Purchased Securitized Loans in August 2007, none of the Purchased Securitized Loans are Qualifying Interests at December 31, 2007. Because the Company purchased all credit loss classes of these securitizations, the Company has credit exposure, up to the value of the Company’s securities on the entire balance of underlying loans which totaled $5.9 billion and $6.8 billion at December 31, 2007 and 2006, respectively. The purchase price of the classes that are less than Investment Grade generally included a discount for probable credit losses and, based on management’s judgment, the portion of the purchase discount which reflects the estimated unrealized loss on the securities due to credit risk was treated as a non-accretable discount. As of December 31, 2007, 110 of the underlying loans of the Company’s Purchased Securitized Loans were 60 days or more delinquent, including real estate properties as a result of foreclosure, and had an aggregate balance of $99.2 million. Activity in non-accretable discounts for the years ended December 31, 2007 and 2006 is as follows (in thousands):

	2007	2006	2005
Balance at beginning of year	$15,087	$11,551	$6,478
Increase for securities purchased	—	3,975	6,589
Increase for expected future losses	7,520	214	—
Realized losses	(912)	(553)	—
Recoveries	31	—	—
Reclassification to accretable discount	—	(100)	(1,516)

Balance at end of year	$21,726	$15,087	$11,551

At December 31, 2007, substantially all of the Company’s available-for-sale securities had contractual maturities in excess of ten years.

The following table shows the gross unrealized losses and fair value of Purchased ARM Assets, aggregated by credit rating and length of time that the 758 individual securities comprising these Purchased ARM Assets had been in a continuous unrealized loss position, at December 31, 2006 (in thousands):

Unrealized Losses on Purchased ARM Assets as of December 31, 2006

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Agency Securities	$26,249	$(198)	$1,283,787	$(32,062)	$1,310,036	$(32,260)
AAA/Aaa rating	3,034,802	(8,263)	19,050,222	(427,181)	22,085,024	(435,444)
AA/Aa rating	86,136	(837)	291,451	(12,350)	377,587	(13,187)
A rating	53,151	(287)	169,184	(3,776)	222,335	(4,063)
BBB/Baa rating	34,889	(482)	71,846	(1,867)	106,735	(2,349)
BB/Ba rating and below	10,804	(1,251)	15,864	(793)	26,668	(2,044)

Total	$3,246,031	$(11,318)	$20,882,354	$(478,029)	$24,128,385	$(489,347)

Based upon a review of credit ratings, delinquency data and other information, the unrealized loss in the above table is not reflective of credit deterioration. The Company determined that it may not have the ability to hold its Purchased ARM Assets and Securitized ARM Loans until recovery and recorded a $676.6 million other-than-temporary impairment as a loss on ARM Assets in its consolidated income statement as of December 31, 2007. Therefore, unrealized losses have been recognized in its consolidated income statement as of December 31, 2007. At December 31, 2006 the Company had the ability and intent to hold its Purchased ARM Assets until recovery and the unrealized losses were not considered to be other-than-temporary impairments. As presented in Note 9, the net unrealized loss of $464.1 million on Purchased ARM Assets at December 31, 2006, decreased to a net unrealized gain of $22.9 million at December 31, 2007. The net unrealized gain on Hedging Instruments at December 31, 2006, of $152.1 million decreased to a net unrealized loss of $195.3 million at December 31, 2007, for a combined change of an unrealized gain on Purchased ARM Assets and Hedging Instruments of $139.6 million. Of the Company’s sale of $23.6 billion of Purchased ARM Assets during 2007, $21.9 billion was made in response to unprecedented turmoil in the credit markets and the remaining $1.7 billion were sold at a net gain.

The Company has credit exposure on its ARM Loans. Nonaccrual loans totaling $66.3 million and $16.0 million were outstanding at December 31, 2007 and 2006, respectively. There were no loans that were 90 days or more past due, based on contractual terms, and still accruing interest at December 31, 2007 and 2006. The following tables summarize ARM Loan delinquency information as of December 31, 2007 and 2006 (dollar amounts in thousands):

December 31, 2007

Delinquency Status	Loan Count	Loan Balance	Percent of ARM Loans		Percent of Total Assets
TMHL Originations
60 to 89 days	12	$7,360	0.04%		0.02%
90 days or more	6	3,469	0.02		0.01
In bankruptcy and foreclosure	26	17,411	0.10		0.05

	44	28,240	0.16	(1)	0.08

Bulk Acquisitions
60 to 89 days	14	16,829	0.25		0.05
90 days or more	11	8,261	0.12		0.02
In bankruptcy and foreclosure	45	37,165	0.55		0.10

	70	62,255	0.92	(2)	0.17

	114	$90,495	0.37%		0.25%

(1)	Calculated as a percent of total TMHL originations.
(2)	Calculated as a percent of total bulk acquisitions.

December 31, 2006

Delinquency Status	Loan Count	Loan Balance	Percent of ARM Loans		Percent of Total Assets
TMHL Originations
60 to 89 days	4	$4,591	0.03%		0.01%
90 days or more	0	—	0.00		0.00
In bankruptcy and foreclosure	12	6,843	0.04		0.01

	16	11,434	0.07	(1)	0.02

Bulk Acquisitions
60 to 89 days	1	318	0.00		0.00
90 days or more	1	386	0.00		0.00
In bankruptcy and foreclosure	9	8,723	0.11		0.02

	11	9,427	0.11	(2)	0.02

	27	$20,861	0.09%		0.04%

(1)	Calculated as a percent of total TMHL originations.
(2)	Calculated as a percent of total bulk acquisitions.

As of December 31, 2007, the Company owned thirty REO as a result of foreclosing on delinquent loans in the amount of $17.0 million (not included in the table above). Activity in allowance for loan losses for the years ended December 31, 2007 and 2006 is as follows (in thousands):

	2007	2006	2005
Balance at beginning of year	$13,908	$10,749	$9,434
Provision for loan losses	6,728	3,149	1,212
Charge offs to REO	(2,289)	—	—
Realized losses	(786)	—	—
Securitized ARM Loan impairments	(6,775)
Recoveries	5	10	103

Balance at end of year	$10,791	$13,908	$10,749

The Company believes that its current level of allowance for loan losses is adequate to cover probable losses inherent in the ARM Loan portfolio at December 31, 2007.

The Company originates fully amortizing loans with interest only payment terms for a period not to exceed ten years. Interest only loans represented 87.5% and 84.8% of ARM Loans at December 31, 2007 and 2006, respectively. At December 31, 2007, the Company’s investment in Fixed Option ARMs and Traditional Pay Option ARMs comprised 4.0% of ARM Assets and accumulated deferred interest totaled $63.7 million. Loans with interest only features, Fixed Option ARMs and Traditional Pay Option ARMs have been identified as potentially having a concentration of credit risk as defined in SFAS 107, “Disclosures about Fair Value of Financial Instruments.” The Company believes that its pricing, underwriting, appraisal, and other processes are sufficient to manage potential credit risks.

In accordance with SFAS 156, no MSRs were capitalized in connection with the securitization of $6.5 billion and $11.3 billion of ARM Loans during 2007 and 2006 because the securitizations were accounted for as secured borrowings under SFAS 140. MSRs of $26.2 million, net of amortization of $5.9 million during 2007, are included in other assets on the Consolidated Balance Sheets at December 31, 2007. MSRs of $33.1 million, net of amortization of $7.9 million during 2006, are included in other assets on the Consolidated Balance Sheets at December 31, 2006. During 2007, the Company recorded an impairment charge of $1.1 million against the amortized cost of the MSRs in the Traditional ARM risk stratum. At December 31, 2007, the fair value of the MSRs of $40.0 million equaled or exceeded their cost basis in each risk stratum.

As of December 31, 2007, the Company had commitments to purchase or originate the following amounts of ARM Assets, net of an estimated fallout of 29.2% (in thousands):

ARM Loans—correspondent originations	$227,287
ARM Loans—direct retail originations	104,448
ARM Loans—wholesale originations	11,224

$342,959

Note 5. Hedging Instruments

Hybrid ARM Hedging Instruments

As of December 31, 2007 and 2006, the Company was counterparty to Swap Agreements having aggregate notional balances of $8.0 billion and $34.8 billion, respectively. As of December 31, 2007, these Swap Agreements had a weighted average maturity of 2.3 years. In accordance with the Swap Agreements, the Company will pay a fixed rate of interest during the term of these Swap Agreements and receive a payment that varies monthly with the one-month LIBOR rate. The combined weighted average fixed rate payable of the Swap Agreements was 4.76% and 4.51% at December 31, 2007 and 2006, respectively. In addition, as of December 31, 2007, the Company had entered into delayed Swap Agreements with notional balances totaling $499.6 million that become effective March 2009 and are also accounted for as cash flow hedges as of December 31, 2007. These delayed Swap Agreements have been entered into to hedge the financing of the Company’s existing ARM Assets and the forecasted financing of the Company’s ARM Assets purchase commitments at December 31, 2007, and to replace Swap Agreements as they mature. The combined weighted average fixed rate payable of the delayed Swap Agreements was 4.70% at December 31, 2007.

The net unrealized loss on these Swap Agreements at December 31, 2007 of $108.2 million included Swap Agreements with gross unrealized losses of $111.9 million and gross unrealized gains of $3.7 million and is included in Hedging Instruments on the Consolidated Balance Sheets. As of December 31, 2006, the net unrealized gain on Swap Agreements of $197.5 million included Swap Agreements with gross unrealized gains of $284.9 million and gross unrealized losses of $87.4 million. As of December 31, 2007, the net unrealized loss on these Swap Agreements recorded in OCI was $78.8 million. In the twelve month period following December 31, 2007 based on the current level of interest rates, $85.9 million of net unrealized losses are expected to be realized through interest margin.

In August 2007, the Company terminated Swap Agreements with a notional balance of $43.8 billion for a net payment of $878,000 with $4.7 million recognized immediately as a gain on Derivatives and $(5.6) million recorded as a charge to OCI. At December 31, 2007, the net unrealized loss recorded in OCI relating to all terminated Swap Agreements totaled $95.7 million. The reclassification of OCI to operations will be recognized as the original hedged transactions impact operations. During the year ended December 31, 2007, the Company reclassified $57.3 million of income into net interest income. During 2008, $56.7 million of losses are expected to be reclassified into net interest income.

In December 2006, the Company terminated and curtailed Swap Agreements with notional balances of $2.7 billion and $1.0 billion. A net unrealized loss was recorded in OCI relating to the termination and curtailment of the Swap Agreements in the amounts of $31.9 million and $6.1 million. The reclassification of OCI to operations will be recognized as the original hedged transactions impact operations. In December 2006, the Company recognized $143,000 of this termination fee into operations.

As of December 31, 2007 and 2006, the Company’s Cap Agreements used to manage the interest rate risk exposure on the financing of Hybrid ARM Loans Collateralizing Debt had remaining net notional amounts of $630.9 million and $934.2 million, respectively. The Company has also entered into Cap Agreements that have start dates ranging from 2008 to 2010. The notional balance at the start date will be the lesser of the scheduled amount of $197.6 million or the balance of Hybrid ARM loans associated with these Cap Agreements. The fair value of all of these Cap Agreements at December 31, 2007 and 2006 was $1.6 million and $12.3 million, respectively, and is included in Hedging Instruments on the Consolidated Balance Sheets. As of December 31, 2007 and 2006, the unrealized losses on these Cap Agreements of $6.9 million and $6.5 million, respectively, are included in OCI. In the twelve month period following December 31, 2007, $3.7 million of net unrealized losses are expected to be realized. Pursuant to the terms of these Cap Agreements and subject to future prepayment behavior, the notional amount of the Cap Agreements declines such that it is expected to equal the balance of the Hybrid ARM Loans Collateralizing Debt hedged with these Cap Agreements. Under these Cap Agreements, the Company will receive cash payments should the one-month LIBOR increase above the contract rates of these Hedging Instruments, which range from 3.61% to 9.67% and average 6.04%. The Cap Agreements had an average maturity of 3.2 years as of December 31, 2007 and will expire between 2008 and 2013.

Interest expense includes net receipts on Hybrid ARM Hedging Instruments of $231.2 million and $317.9 million, respectively, for the years ended December 31, 2007 and 2006.

Pipeline Hedging Instruments

Purchase commitments related to correspondent and bulk loans that will be held for investment purposes generally qualify as Derivatives under SFAS 133 and SFAS 149 and are recorded at fair value. The Company may hedge these purchase commitments with Pipeline Hedging Instruments. The change in fair value of the Pipeline Hedging Instruments is included in (Loss) gain on Derivatives, net in the Consolidated Income Statements. There were no Pipeline Hedging Instruments at December 31, 2007. The fair value of the Pipeline Hedging Instruments at December 31, 2006 was a net unrealized loss of $849,000 and is included in Hedging Instruments on the Consolidated Balance Sheets. Pipeline Hedging Instruments had remaining notional balance of $349.0 million at December 31, 2006.

Loss (Gain) on Derivatives

The Company recorded a net loss of $16.9 million on Derivatives during the year ended December 31, 2007. The net loss consisted of net losses of $15.8 million on Swap Agreements, which were originally intended to qualify as cash flow hedges but did not due to the reduction in borrowings in August 2007, and $9.7 million on commitments to purchase loans from correspondent lenders and bulk sellers. The net losses were partially offset by net gains of $4.7 million on Swap Agreement terminations, $3.3 million on Pipeline Hedging Instruments and $600,000 on other Derivative transactions. The Company recorded a net gain of $25.7 million on Derivatives during the year ended December 31, 2006. This gain consisted of a net gain of $46.5 million on commitments to purchase loans from correspondent lenders and bulk sellers and a net gain of $1.5 million on other Derivative transactions partially offset by a net loss of $22.3 million on Pipeline Hedging Instruments.

Note 6. Borrowings

Reverse Repurchase Agreements

The Company has arrangements to enter into Reverse Repurchase Agreements, a form of collateralized short-term borrowing, with 13 different financial institutions and had borrowed funds from all of these firms as of December 31, 2007. The Company has obtained committed Reverse Repurchase Agreement financing capacity of $2.25 billion that expires between March and June of 2008 of which $534.5 million was unused at December 31, 2007.

As of December 31, 2007, the Company had $11.5 billion of Reverse Repurchase Agreements outstanding with a weighted average borrowing rate of 5.22% and a weighted average remaining maturity of 8.6 months. As of December 31, 2006, the Company had $20.7 billion of Reverse Repurchase Agreements outstanding with a weighted average borrowing rate of 5.39% and a weighted average remaining maturity of 4.7 months. As of December 31, 2007, $3.5 billion of the Company’s borrowings were variable-rate term Reverse Repurchase Agreements with original maturities that range from two to twelve months, $5.8 were fixed rate Reverse Repurchase Agreements with original maturities of one to six months and $2.2 billion were structured Reverse Repurchase Agreements with original maturities that range from three to five years. Generally, the counterparty has the right to call the structured Reverse Repurchase Agreements monthly after the first year beginning September 2007. The interest rates of these term and structured Reverse Repurchase Agreements are generally indexed to the one-month LIBOR rate and reprice accordingly. ARM Assets with a market value of $12.9 billion collateralized the Reverse Repurchase Agreements at December 31, 2007.

At December 31, 2007, the Reverse Repurchase Agreements had the following remaining maturities (in thousands):

Within 30 days	$7,935,450
31 to 89 days	1,335,948
90 to 365 days	28,955
Greater than 365 days	2,247,001

$11,547,354

See Note 13 for Subsequent Events.

Asset-backed CP

The Company has an Asset-backed CP facility, which until the dislocation in the credit markets beginning in August 2007, provided the Company with an alternative way to finance its High Quality ARM Assets portfolio. The Company issued Asset-backed CP in the form of secured liquidity notes that were collateralized by Agency Securities and AAA-rated, adjustable-rate MBS that the Company either purchased or created through its loan securitization process. As of December 31, 2007 and 2006, the Company had $400.0 million and $8.9 billion, respectively, of Asset-backed CP outstanding with a weighted average interest rate of 5.21% and 5.34%, respectively, and a weighted average remaining maturity of 48 days and 54 days, respectively.

As of December 31, 2007 and 2006, these notes were collateralized by AAA-rated MBS from the Company’s ARM Asset portfolio with a market value of $419.3 million and $9.5 billion, respectively.

See Note 13 for Subsequent Events.

Collateralized Mortgage Debt

All of the Company’s Collateralized Mortgage Debt is secured by ARM loans. For financial reporting purposes, the ARM loans held as collateral are recorded as assets of the Company and the Collateralized Mortgage Debt is recorded as the Company’s debt. In some transactions, Hedging Instruments are held by bankruptcy-remote legal entities and recorded as assets or liabilities of the Company. The Hedging Instruments either fix the interest rates of the pass-through certificates or cap the interest rate exposure on these transactions.

The following tables present the Collateralized Mortgage Debt and the related Hedging Instruments held by bankruptcy—remote legal entities that were outstanding as of December 31, 2007 and 2006 (dollar amounts in thousands):

December 31, 2007

Description	Principal Balance	Effective Interest Rate (1)
Floating-rate financing	$1,255,655	5.11%
Capped floating-rate financing (2)	15,779,226	5.11%
Pass-through rate financing	1,975,825	6.36%
Fixed-rate financing (3)	2,235,380	4.68%

Total	$21,246,086	5.18%

(1)	Effective interest rate includes the impact of issuance costs and Hedging Instruments.

(2)	Includes financing hedged with Cap Agreements with strike prices in excess of one-month LIBOR with a notional balance of $15.8 billion as of December 31, 2007.
(3)

Includes floating-rate financing hedged with Swap Agreements with a notional balance of $885.9 million and Cap Agreements with strike prices less than one-month LIBOR with a notional balance of $701.9 million and fixed-rate financing of $647.6 million as of December 31, 2007.

December 31, 2006

Description	Principal Balance	Effective Interest Rate (1)
Floating-rate financing	$916,156	5.68%
Capped floating-rate financing (2)	10,460,711	5.68%
Fixed-rate financing (3)	7,327,593	5.22%

Total	$18,704,460	5.50%

(1)	Effective interest rate includes the impact of issuance costs and Hedging Instruments.
(2)	Includes financing hedged with Cap Agreements with strike prices in excess of one-month LIBOR with a notional balance of $10.5 billion as of December 31, 2006.
(3)

Includes floating-rate financing hedged with Swap Agreements with a notional balance of $1.2 billion and Cap Agreements with strike prices less than one-month LIBOR with a notional balance of $5.1 billion and fixed-rate financing of $960.0 million as of December 31, 2006.

As of December 31, 2007 and 2006, the Collateralized Mortgage Debt was collateralized by ARM Loans with a principal balance of $21.6 billion and $19.0 billion, respectively. The debt matures between 2033 and 2047 and is callable by the Company at par once the total balance of the loans collateralizing the debt is reduced to 20% of their original balance. The balance of this debt is reduced as the underlying loan collateral is paid down and is expected to have an average life at December 31, 2007 and 2006, of approximately 3.5 years.

Whole Loan Financing Facilities

As of December 31, 2007, the Company had two committed whole loan financing facilities with a total borrowing capacity of $600.0 million that expire between April 2008 and December 2008. In addition to this committed borrowing capacity, the Company had an uncommitted borrowing capacity of $1.0 billion at December 31, 2007. The Company is currently evaluating additional proposals for increasing its committed borrowing capacity. The interest rates on these facilities are indexed to one-month LIBOR and reprice accordingly. As of December 31, 2007, the Company had $453.5 million borrowed against these whole loan financing facilities at an effective rate of 5.42%. As of December 31, 2006, the Company had $947.9 million borrowed against these whole loan financing facilities at an effective rate of 5.91%. The amount borrowed on the whole loan financing facilities at December 31, 2007 was collateralized by ARM Loans with a carrying value of $486.1 million. Each of the whole loan financing facilities has a financial covenant requiring profitability in the previous four quarters. Due to the losses the Company experienced on asset sales during the third quarter of 2007, the Company requested waivers of this covenant from each lender, which were granted. As of December 31, 2007, the Company had requested and received waivers of this covenant from each lender for the loss in the third quarter of 2007. See Note 13 for Subsequent Events.

Senior Notes

The Company had $305.0 million in Senior Notes outstanding at December 31, 2007 and 2006. The Senior Notes bear interest at 8.0%, payable each May 15 and November 15, and mature on May 15, 2013. The Senior Notes are redeemable at a declining premium, in whole or in part, beginning on May 15, 2008, and at par beginning on May 15, 2011. In connection with the issuance of the Senior Notes, the

Company incurred costs of $5.4 million, which are being amortized to interest expense over the expected life of the Senior Notes. The Company received premiums totaling $3.6 million in connection with the issuance of Senior Notes, which are being amortized over the remaining expected life of the Senior Notes. At December 31, 2007 and 2006, the balance of the Senior Notes outstanding, net of unamortized issuance costs and premium, was $304.4 million, and had an effective cost of 8.06%, which reflects the effect of issuance costs and premiums received at issuance.

The Company’s Senior Note obligations contain both financial and non-financial covenants. Significant financial covenants include limitations on the Company’s ability to incur indebtedness beyond specified levels, restrictions on the Company’s ability to incur liens on assets and limitations on the amount and type of restricted payments, such as repurchases of, or payment of dividends on, its own equity securities, that the Company makes. During 2007, the Company was in compliance with all financial and non-financial covenants contained in its Senior Note obligations.

Subordinated Notes

The Company had $240.0 million in Subordinated Notes outstanding at December 31, 2007 and 2006. TMA is a guarantor of the Subordinated Notes, which were issued by TMHL. The Subordinated Notes bear interest at a weighted average fixed rate of 7.47% per annum for the first ten years and thereafter at a variable rate equal to three-month LIBOR plus a weighted average margin of 2.56% per annum, payable each January 30, April 30, July 30 and October 30, and mature between October 30, 2035 and April 30, 2036. TMHL has the option to redeem the Subordinated Notes at par, in whole or in part, on or after October 30, 2010. The Subordinated Notes may also be redeemed at a premium under limited circumstances on or before October 30, 2010. In connection with the issuance of the Subordinated Notes, the Company incurred costs of $7.2 million, which are being amortized over the remaining expected life of the Subordinated Notes.

At December 31, 2007 and December 31, 2006, the balance of all Subordinated Notes outstanding, net of unamortized issuance costs was $233.3 million and $233.1 million, respectively, and had an effective cost of 7.70%, which reflects the effect of issuance costs. TMHL’s Subordinated Note obligations contain non-financial covenants. During 2007, TMHL was in compliance with all non-financial covenants on its Subordinated Note obligations. There are no financial covenants contained in the Subordinated Note obligations.

Other

The total cash paid for interest was $2.4 billion, $2.0 billion and $1.1 billion for 2007, 2006 and 2005 respectively.

Contractual Obligations

As of December 31, 2007, the Company had the following contractual obligations (in thousands):

	Payments Due by Period
	Total	Less than 1 year (3)	1 – 3 years	3 – 5 years	More than 5 years
Reverse Repurchase Agreements	$11,547,354	$9,300,353	$759,000	$1,488,001	$—
Asset-backed CP	400,000	400,000	—	—	—
Collateralized Mortgage Debt (1)	21,246,086	32,307	64,930	126,118	21,022,731
Whole loan financing facilities	453,500	453,500	—	—	—
Senior Notes	305,000	—	—	—	305,000
Subordinated Notes	240,000	—	—	—	240,000

Total (2)	$34,191,940	$10,186,160	$823,930	$1,614,119	$21,567,731

See Note 13 for Subsequent Events.

(1)

Maturities of the Company’s Collateralized Mortgage Debt are dependent upon cash flows received from the underlying loans receivable. The estimate of their repayment is based on scheduled principal payments on the underlying loans receivable. This estimate will differ from actual amounts to the extent prepayments and/or loan losses are experienced.

(2)	The Consolidated Balance Sheets include a liability for Hedging Instruments with negative market values, which is not reflected in this table.

Note 7. Fair Value of Financial Instruments and Off-Balance Sheet Credit Risk

The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2007 and 2006 (in thousands):

	As Restated
	December 31, 2007		December 31, 2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
ARM securities	$10,046,818	$10,046,818	$21,504,372	$21,504,372
Purchased Securitized Loans	647,225	647,225	6,806,944	6,806,944
Securitized ARM Loans	2,557,961	2,565,137	2,765,749	2,787,913
ARM Loans Collateralizing Debt	21,383,177	21,220,472	19,072,563	18,965,175
ARM loans held for securitization	549,359	554,137	1,383,327	1,379,913
Hedging Instruments	17,523	17,523	370,512	370,512

Liabilities:
Reverse Repurchase Agreements	$11,547,354	$11,547,354	$20,706,587	$20,706,587
Asset-backed CP	400,000	400,000	8,906,300	8,906,300
Collateralized Mortgage Debt	21,246,086	20,519,546	18,704,460	18,757,845
Whole loan financing facilities	453,500	453,500	947,905	947,905
Senior Notes	305,000	257,725	305,000	305,000
Subordinated Notes	240,000	154,200	240,000	237,300
Hedging Instruments	123,936	123,936	161,615	161,615

As of December 31, 2007 and 2006, the Company had no off-balance sheet credit risk.

Note 8. Common and Preferred Stock

The following table presents the Company’s Preferred Stock at December 31, 2007 and 2006 (in thousands, except per share data):

	December 31, 2007	December 31, 2006
Preferred Stock: par value $0.01 per share;
Series B Cumulative Preferred shares aggregate preference in liquidation $0; 22,000 shares authorized; no shares issued and outstanding	$—	$—
8% Series C Cumulative Redeemable shares, aggregate preference in liquidation $163,125 and $133,340 respectively; 7,230,000 shares authorized; 6,525,000 and 5,334,000 shares issued and outstanding, respectively	157,958	128,768
Series D Adjusting Rate Cumulative Redeemable shares, aggregate preference in liquidation $100,000; 5,000,000 shares authorized; 4,000,000 shares issued and outstanding	96,303	96,200
7.50% Series E Cumulative Convertible Redeemable shares, aggregate preference in liquidation $79,063 and $0, respectively; 6,162,500 and 0 shares authorized, respectively; 3,162,500 and 0 shares issued and outstanding, respectively	76,172	—
10% Series F Cumulative Convertible Redeemable shares, aggregate preference in liquidation $529,743 and $0, respectively; 23,000,000 and 0 shares authorized, respectively; 21,190,000 and 0 shares issued and outstanding, respectively	502,052	—

	$832,485	$224,968

The following table presents the Company’s dividends declared on Preferred Stock at December 31, 2007, 2006 and 2005 (in thousands, except per share data):

	2007		2006		2005
	Per Share	Total	Per Share	Total	Per Share	Total
Series C	$2.00	$12,545	$2.00	$9,898	$1.63	$6,103
Series D	1.97	7,897	0.30	853	—	—
Series E	1.08	3,105	—	—	—	—
Series F	0.48	16,905	—	—	—	—

		$40,452		$10,751		$6,103

In September 2007, the Company completed a public offering of 23,000,000 shares of Series F Preferred Stock at a public offering price of $25.00 per share and received net proceeds of $545.3 million. The quarterly dividend is equal to the greater of (i) $0.6250 per quarter (which is equal to an annual base rate of 10% of the $25.00 liquidation preference per share or $2.50 per year) or (ii) if, with respect to any calendar quarter, the Company distributes to the holders of its Common Stock any cash, including quarterly cash dividends, an amount that is the same percentage of the $25.00 liquidation preference per share of Series F Preferred Stock as the Common Stock dividend yield for that quarter. Shares of the Series F Preferred Stock are convertible at the option of the holder at any time into a number of shares of Common Stock determined by multiplying the number of shares of Series F Preferred Stock by the conversion rate then in effect. The initial conversion price is $11.50 per share of Common Stock. On or after September 7, 2012, the Company may require holders to convert the Series F Preferred Stock into Common Stock at the conversion rate then in effect, but only if the Common Stock price equals or exceeds 130% of the then prevailing conversion price of the Series F Preferred Stock for a certain period of time. The Series F Preferred Stock is redeemable, in whole or in part, beginning on September 7, 2012 at a price of $25.00 per share, plus accumulated unpaid dividends, if any. The Series F Preferred Stock may also be redeemed under limited circumstances prior to September 7, 2012. The Company is not required to redeem the shares and the Series F Preferred Stock has no stated maturity date. As of December 31, 2007, 1,810,285 shares of Series F Preferred Stock had been converted to Common Stock.

In June 2007, the Company completed a public offering of 2,956,250 shares of Series E Preferred Stock at a public offering price of $25.00 per share and received net proceeds of $71.2 million. In July 2007, the Company issued an additional 206,250 shares of Series E Preferred Stock pursuant to the exercise of the remaining over-allotment option it had granted to underwriters and received net proceeds of $5.0 million. The quarterly dividend is equal to the sum of $0.46875 (which is equal to an annual base dividend rate of 7.50% of the $25.00 liquidation preference per share), plus the product of the excess, if any, over $0.68 of the quarterly cash dividend paid on each share of Common Stock and the conversion rate then in effect. Shares of the Series E Preferred Stock are convertible at the option of the holder at any time into a number of shares of Common Stock determined by multiplying the number of shares of Series E Preferred Stock by the conversion rate then in effect. The initial conversion price is $32.37 per share of Common Stock. On or after June 19, 2012, the Company may require holders to convert the Series E Preferred Stock into Common Stock at the conversion rate then in effect, but only if the Common Stock price equals or exceeds 130% of the then prevailing conversion price of the Series E Preferred Stock for a certain period of time. The Series E Preferred Stock is redeemable, in whole or in part, beginning on June 19, 2012 at a price of $25.00 per share, plus accumulated unpaid dividends, if any. The Series E Preferred Stock may also be redeemed under limited circumstances prior to June 19, 2012. The Company is not required to redeem the shares and the Series E Preferred Stock has no stated maturity date.

In May 2007, the Company completed a public offering of 4,500,000 shares of Common Stock and received net proceeds of $116.4 million.

In November 2006, the Company completed a public offering of 4,000,000 shares of Series D Preferred Stock at $25.00 per share and received net proceeds of $96.2 million. The annual dividend rate will be fixed at 7.875% until January 15, 2012, and will reset quarterly thereafter at the three-month LIBOR rate plus 268 BP, with a minimum annual rate of 7.625%. The Series D Preferred Stock is redeemable, in whole or in part, beginning on November 21, 2011 at a price of $25.00 per share, plus accumulated unpaid dividends, if any. The Series D Preferred Stock may also be redeemed under limited circumstances prior to November 21, 2011. The Company is not required to redeem the shares. The Series D Preferred Stock has no stated maturity date and is not convertible into Common Stock.

In 2005, the Company completed public offerings of 4,525,000 shares of Series C Preferred Stock and received net proceeds of $109.0 million. The Series C Preferred Stock is redeemable, in whole or in part, beginning on March 22, 2010 at a price of $25.00 per share, plus accumulated unpaid dividends, if any. The Series C Preferred Stock may also be redeemed under limited circumstances to preserve the Company’s REIT status prior to March 22, 2010. The Company is not required to redeem the shares. The Series C Preferred Stock has no stated maturity date and is not convertible into Common Stock.

During 2007 and 2006, the Company issued 2,066,000 and 5,625,500 shares of Common Stock through at-market transactions under a continuous equity offering program and received net proceeds of $52.9 million and $154.4 million, respectively.

During 2007 and 2006, the Company issued 1,191,400 and 703,800 shares of Series C Preferred Stock through at-market transactions under a controlled equity offering program and received net proceeds of $29.3 million and $17.2 million, respectively.

During 2007 and 2006, the Company issued 15,660,220 and 3,374,664 shares, respectively, of Common Stock under the DRSPP and received net proceeds of $206.5 million and $87.5 million, respectively.

As of December 31, 2007, $360.3 million of the Company’s registered securities remained available for future issuance and sale under its general shelf registration statement, declared effective on June 16, 2005.

For federal income tax purposes, all dividends are expected to be ordinary income to the Company’s common shareholders, subject to year-end allocations of the dividend between ordinary income, capital gain income and non-taxable income as return of capital, depending on the amount and character of the Company’s full year taxable income.

Note 9. Comprehensive Income (Loss)

Comprehensive (loss) income is composed of net (loss) income and OCI, which includes the change in unrealized gains and losses on available-for-sale Purchased ARM Assets and Hedging Instruments designated as cash flow hedges. The following table presents OCI balances (in thousands):

	Unrealized (losses) gains on Purchased ARM Assets	Unrealized gains (losses) on Hedging Instruments	Accumulated other comprehensive loss
Balance, December 31, 2004	$(177,337)	$86,622	$(90,715)
Net change	(360,173)	303,371	(56,802)

Balance, December 31, 2005	(537,510)	389,993	(147,517)
Net change	73,401	(237,932)	(164,531)

Balance, December 31, 2006	(464,109)	152,061	(312,048)
Net change, as restated	487,012	(347,396)	139,616

Balance, December 31, 2007, as restated	$22,903	$(195,335)	$(172,432)

The following table (in thousands) presents the changes for net unrealized holdings (losses) gains and reclassification adjustments in unrealized gain and losses on available-for-sale ARM securities and Hedging Instruments. Reclassification adjustments include amounts recognized in net (loss) income during the current year that had been previously recorded in OCI.

	Year ended December 31,
	As Restated 2007	2006	2005
Unrealized (losses) gains on Purchased ARM Assets:
Net unrealized holdings (losses) gains arising during the year	$(1,040,835)	$73,401	$(351,584)
Reclassification adjustment for net losses (gains) included in income	1,527,847	—	(8,589)

Net change	$487,012	$73,401	$(360,173)

Unrealized (losses) gains on Hedging Instruments:
Net unrealized holdings (losses) gains arising during the year	$(91,325)	$68,749	$311,998
Reclassification adjustment for net gains included in income	(256,071)	(306,681)	(8,627)

Net change	$(347,396)	$(237,932)	$303,371

Note 10. Long-Term Incentive Awards

The Board of Directors adopted the Plan, effective September 29, 2002. The Plan authorizes TMA’s Compensation Committee to grant PSRs, DERs and SARs.

As of December 31, 2007, there were 1,540,066 DERs outstanding, all of which were vested, and 1,558,591 PSRs outstanding, of which 1,188,296 were vested. The Company recorded an expense recapture associated with DERs and PSRs of $13.3 million during 2007. The recapture recorded in 2007 consists of $20.8 million resulting from the impact of the decrease in the Common Stock price on the value of the PSRs which was recorded as a fair value adjustment, partially offset by $5.8 million associated with dividend equivalents paid on DERs and PSRs and $1.7 million related to the amortization of unvested PSRs. The Company recorded an expense associated with DERs and PSRs of $7.8 million and $6.4 million during 2006 and 2005, respectively. To date, the Company has not issued SARs under the Plan.

A summary of the status of the Company’s activity in nonvested PSRs during the year ended December 31, 2007 is presented in the table below:

PSRs
Nonvested awards at beginning of year	115,672
Awarded	326,576
Vested awards	(53,611)
Forfeited	(18,342)

Nonvested awards at end of year	370,295

The weighted average fair value of 2007 awards was $15.61 per PSR. As of December 31, 2007, unrecognized PSR compensation expense totaled $3.0 million and is expected to be recognized as the awards vest through 2009.

Note 11. Transactions with Affiliates

The Company is managed externally by the Manager under the terms of the Management Agreement. The Manager receives an annual base management fee of 1.39% on the first $300 million of Average Historical Equity, plus 1.02% on Average Historical Equity above $300 million but less than $1.5 billion. The additional fee earned on Average Historical Equity is limited to 0.90% on Average Historical Equity greater than $1.5 billion but less than $2.0 billion, to 0.84% for Average Historical Equity greater than $2.0 billion but less than $2.5 billion, to 0.79% for Average Historical Equity greater than $2.5 billion but less than $3.0 billion, and is capped at 0.74% on any Average Historical Equity greater than $3.0 billion. These percentages are subject to an inflation adjustment each July based on changes to the Consumer Price Index over the prior twelve month period. Each quarter, the Manager may earn a performance-based incentive fee of 20% of the Company’s annualized net income, before performance-based compensation, above an annualized ROE as defined in the Management Agreement equal to the Ten Year U.S. Treasury Rate plus 1%, with the fee limited such that once the Manager has earned a performance fee of $30 million, the performance fee percentage of 20% is reduced by 1% for each additional $5 million earned in performance fees until reaching a performance fee percentage of 15% for any amount greater than $50 million.

The Management Agreement provides for an annual review of the Manager’s performance by the Company’s independent directors. In addition, the Board of Directors reviews the Company’s financial results, policy compliance and strategic direction on a quarterly basis. If the Company terminated the Management Agreement for a reason other than for cause, a substantial cancellation fee would be payable to the Manager.

During the years ended December 31, 2007, 2006 and 2005, the Company paid certain reimbursement expenses of $14.1 million, $11.6 million and $10.4 million, respectively, to the Manager in accordance with the contractual terms of the Management Agreement. As of December 31, 2007 and 2006, $2.4 million and $1.9 million, respectively, was payable by the Company to the Manager for these reimbursable expenses.

For the years ended December 31, 2007, 2006 and 2005, the Company incurred base management fees of $25.6 million, $24.7 million and $21.0 million, respectively, in accordance with the terms of the Management Agreement. As of December 31, 2007 and 2006, $1.6 million and $2.2 million, respectively, was payable by the Company to the Manager for the base management fee.

For the years ended December 31, 2007, 2006 and 2005, the Company incurred performance-based fees in the amount of $17.7 million, $34.7 million and $38.9 million, respectively. As of December 31, 2007, no amounts were payable by the Company to the Manager for performance-based compensation. As of December 31, 2006, $9.8 million was payable by the Company to the Manager for performance-based compensation.

Pursuant to an employee residential mortgage loan program approved by the Board of Directors as part of the Company’s residential mortgage loan origination activities, certain of the directors and officers of the Company and employees of the Manager and of other affiliates of the Company have obtained residential first lien mortgage loans from the Company. In general, the terms of the loans and the underwriting requirements are identical to the loan programs that the Company offers to unaffiliated third parties, except that participants in the program qualify for an employee discount on the interest rate. At the time each participant enters into a loan agreement, such participant executes an addendum that provides for the discount on the interest rate, which is subject to cancellation at the time such participant’s employment or association with the Company or the related entity is terminated for any reason. Effective with the enactment of the Sarbanes-Oxley Act of 2002 on July 30, 2002, any new loans made to directors or executive officers are not eligible for the employee discount. As of December 31, 2007, the aggregate balance of mortgage loans outstanding to directors and officers of the Company, and employees of the Manager and other affiliates amounted to $58.3 million, had a weighted average interest rate of 5.44%, and maturities ranging between 2031 and 2038.

Note 12. Litigation

Securities Class Action Litigation

On August 21, 2007, a complaint for a securities class action entitled Slater v Thornburg, et al. was filed in the United States District Court for the District of New Mexico against the Company and certain of its officers and directors. Subsequently, three similar class action complaints were filed in the Southern District of New York, and one more was filed in the District of New Mexico. All five complaints allege that the Company and the other named defendants violated federal securities laws by issuing false and misleading statements in financial reports filed with the SEC, press releases and other public statements, which resulted in artificially inflated market prices of the Company’s Common Stock, and that the named plaintiff and members of the putative class purchased Common Stock at these artificially inflated market prices. Two complaints allege class periods ranging from October 6, 2005 though August 17, 2007, one alleges a class period running from October 6, 2005 through August 20, 2007, and two more allege a class period running from April 19, 2007 through August 14, 2007. Each complaint seeks unspecified money damages. The five actions have been formally consolidated in the District of New Mexico, and will be litigated as a single proceeding. The Company believes the allegations are without merit, and intends to defend against them vigorously. At December 31, 2007, no loss amount had been accrued because a loss is not considered probable or estimable.

Shareholder Derivative Litigation

On August 24, 2007, a shareholder derivative complaint, or the “Derivative Complaint,” was filed in the First Judicial District Court (Santa Fe County, New Mexico) by an alleged shareholder of the Company alleging that certain of the Company’s officers and all of its directors violated state law, breached their fiduciary duties, and were unjustly enriched, during the period between October 2005 and August 24, 2007, resulting in substantial monetary losses and other damages to the Company. The Derivative Complaint seeks unspecified money damages, along with changes in corporate governance and internal procedures.

This derivative litigation is in its preliminary stages, and the Company cannot predict its outcome, as the litigation process is inherently uncertain. However, the Company believes the allegations are without merit, and intends to defend itself vigorously. All parties to this action have stipulated to an indefinite stay of all proceedings, and have asked the court to enter an order accordingly. At December 31, 2007, no loss amount had been accrued because a loss is not considered probable or estimable.

Note 13. Subsequent Events (as restated)

On January 4, 2008, the Company declared a quarterly dividend of $0.63723 per share of Series F Preferred Stock, paid on February 15, 2008 to shareholders of record on January 31, 2008.

In January 2008, the Company received net proceeds of $230.4 million from the concurrent public offerings of 8,050,000 shares of Common Stock and 9,137,000 shares of Series F Preferred Stock.

In January and February of 2008, the Company terminated Swap Agreements which had been qualified under FAS 133 with a total notional amount of $3.0 billion for a net payment of $78.9 million which was recorded in OCI. The reclassification from OCI to operations will be recognized as the original hedged transactions impact operations.

In February 2008, Congress passed legislation that will allow Fannie Mae and Freddie Mac to increase the loan amounts that they may purchase to an indexed amount within certain higher cost markets across the United States. As a result, these entities will generally be able to purchase loans up to $729,750 instead of the previous limit of $417,000. The Company does not believe that this will have material negative impact on loan origination volume as less than 20% of the Company’s current loan production is between $417,000 and $729,750.

Since December 31, 2007 and through March 6, 2008, the Company has reduced its portfolio of ARM assets financed with recourse financing by approximately $4.6 billion, of which $1.9 billion has been permanently financed, in order to reduce its exposure to margin calls. Further declines occurring subsequent to December 31, 2007 in the estimated fair values of Purchased ARM Assets and Securitized ARM Loans held at December 31, 2007 still remaining in the Company’s portfolio are estimated at $1 billion as of March 6, 2008. The impact of this further impairment on the Company’s financial results for the first quarter ending March 31, 2008 from changes in fair value of these exposures subsequent to December 31, 2007 will depend on future market developments and could differ materially from the aggregate estimated declines in fair value noted above.

As of February 29, 2008, the Company had satisfied all of its commercial paper obligations at maturity; however, on March 3, 2008, the Company extended the maturity date of the remaining outstanding Asset- backed CP of $300.0 million to April 14, 2008. Any further extensions would have to be agreed upon by the investors and the Company.

Through March 6, 2008, the Company had received notices of event of default under Reverse Repurchase Agreements from four different lenders as a result of the Company’s failure to meet margin calls. The aggregate amount of borrowing outstanding with these lenders was $1.8 billion at March 6, 2008. The Company has entered into a temporary syndicate agreement with its remaining reverse repurchase agreement counterparties which freezes additional margin calls through Monday, March 10,

2008, while it pursues solutions to its liquidity shortfall. The lenders have no obligation to extend this agreement. The Company’s Reverse Repurchase Agreements and secured lending agreements contain cross default provisions and the related lenders could declare an event of default at any time. Accordingly, the respective lenders, at their discretion, may declare the aforementioned amounts due and payable on demand. The Company’s liquidity and borrowing capacity is insufficient to satisfy these obligations, should the lenders demand repayment.

See Note 1—Liquidity and Going Concern Uncertainty

Note 14. Summarized Quarterly Results (Unaudited)

The following is a presentation of the quarterly results of operations (in thousands, except per share amounts):

	Year Ended December 31, 2007
	As Restated Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income from ARM Assets and cash equivalents	$519,949	$621,980	$757,516	$724,058
Interest expense on borrowed funds	(432,782)	(585,829)	(655,253)	(633,378)

Net interest income	87,167	36,151	102,263	90,680

Servicing income, net	2,785	4,125	4,264	3,900
Mortgage services income, net	421	575	625	94
(Loss) gain on ARM Assets	(679,558)	(1,099,246)	308	1,848
Gain (loss) on Derivatives, net	127	(25,271)	1,586	6,690

Net non-interest (loss) income	(676,225)	(1,119,817)	6,783	12,532

Provision for loan losses	(1,868)	(2,628)	(1,376)	(856)
Management fee	(5,865)	(6,183)	(6,963)	(6,624)
Performance fee	—	—	(9,470)	(8,272)
Long-term incentive awards	4,024	15,490	(2,744)	(3,443)
Other operating expenses	(8,127)	(9,192)	(5,094)	(9,020)

(Loss) income before provision for income taxes	(600,894)	(1,086,179)	83,399	74,997
Provision for income taxes	(5,000)	(12,000)	—	—

Net (loss) income	(605,894)	(1,098,179)	83,399	74,997

Net (loss) income available to common shareholders	(605,894)	(1,098,179)	83,399	74,997
Dividends on Preferred Stock	(20,060)	(10,238)	(5,318)	(4,836)

Net (loss) income available to common shareholders	$(625,954)	$(1,108,417)	$78,081	$70,161

Basic (loss) earnings per common share:
Net (loss) income	$(4.74)	$(8.94)	$0.66	$0.62

Average number of common shares outstanding	131,946	123,968	119,007	114,077

Diluted (loss) earnings per common share:
Net (loss) income	$(4.74)	$(8.94)	$0.66	$0.62

Average number of common shares outstanding	131,946	123,968	119,292	114,077

	Year Ended December 31, 2006
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income from ARM Assets and cash equivalents	$704,017	$667,172	$579,542	$523,756
Interest expense on borrowed funds	(613,329)	(580,037)	(499,302)	(435,135)

Net interest income	90,688	87,135	80,240	88,621

Servicing income, net	4,045	4,227	3,522	4,118
Mortgage services income, net	336	286	—	—
Gain (loss) on sale of ARM Assets	8,703	65	(65)	(214)
Gain on Derivatives, net	4,148	5,926	9,135	6,482

Net non-interest income	17,232	10,504	12,592	10,386

Provision for loan losses	(1,390)	(754)	(505)	(500)
Management fee	(6,456)	(6,402)	(6,037)	(5,803)
Performance fee	(9,849)	(8,654)	(7,165)	(9,063)
Long-term incentive awards	(2,024)	735	(3,203)	(3,320)
Other operating expenses	(7,919)	(7,220)	(6,272)	(7,900)

Net income	80,282	75,344	69,650	72,421
Dividends on Preferred Stock	(3,494)	(2,485)	(2,422)	(2,350)

Net income available to common shareholders	$76,788	$72,859	$67,228	$70,071

Basic and Diluted earnings per common share:
Net income	$0.68	$0.64	$0.61	$0.66

Average number of common shares outstanding	113,616	113,316	110,992	106,243

Note 15. Condensed Consolidating Financial Information

TMA is the issuer of the Common Stock, Preferred Stock, Senior Notes and Senior Subordinated Notes. In addition to TMA, four of the directly or indirectly wholly-owned subsidiaries of TMA (Thornburg Mortgage Home Loans, Inc., Adfitech, Inc., Thornburg Mortgage Hedging Strategies, Inc. and Thornburg Acquisition Subsidiary, Inc.), (collectively the Guarantor Subsidiaries) have guaranteed fully and unconditionally, on a joint and several basis, the obligations of TMA to pay principal and interest under the Senior Notes and the Senior Subordinated Notes. TMA’s other subsidiaries, including, but not limited to, the subsidiaries engaged in the issuance of mortgage-backed securities, (collectively the Non-Guarantor Subsidiaries) have not provided a guarantee of the Senior Notes or the Senior Subordinated Notes. Each of the Guarantor Subsidiaries is a wholly-owned, direct or indirect subsidiary of TMA. The Senior Subordinated Notes were issued by TMA on March 31, 2008. In accordance with the guidelines of SEC Staff Accounting Bulletin No. 108, the December 31, 2007 Consolidated Balance Sheet, as restated, reflects an immaterial reclassification of approximately $360 million from ARM Loans Collateralizing Debt to Securitized ARM Loans.

The related guarantee of the Senior Notes and Senior Subordinated Notes is provided by each Guarantor Subsidiary on a fully unconditional basis jointly and severally with each of the other Guarantor Subsidiaries. In lieu of providing separate audited financial statements for the Guarantor Subsidiaries, the Company has included the accompanying condensed consolidating financial information. The following condensed consolidating financial information presents the results of operations, financial position, and cash flow information of (i) TMA, (ii) the Guarantor Subsidiaries, (iii) the Non-Guarantor Subsidiaries, and (iv) the eliminations to arrive at the total consolidated amounts for the Company:

Thornburg Mortgage, Inc. and Subsidiaries

Condensed Consolidating Balance Sheet Information

December 31, 2007

(Dollars in Thousands)

	TMA	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS:
ARM assets
ARM securities, net	$9,731,394	$—	$315,424	$—	$10,046,818
Purchased Securitized Loans, net	626,756	—	20,469	—	647,225
Securitized ARM Loans, net	2,275,354	—	83,382	199,225	2,557,961
ARM Loans Collateralizing Debt, net	21,383,177	—	—	—	21,383,177
ARM loans held for securitization, net	—	549,359	—	—	549,359

ARM Assets	34,016,681	549,359	419,275	199,225	35,184,540
Other assets	1,120,542	156,060	41,107	(229,888)	1,087,821

Total assets	$35,137,223	$705,419	$460,382	$(30,663)	$36,272,361

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY:
Operating debt (1)	$32,793,440	$453,500	$410,382	$(10,382)	$33,646,940
Long-term debt (2)	305,000	249,933	—	(9,933)	545,000
Other liabilities	279,049	50,340	25,608	(34,310)	320,687
Shareholders’ (deficit) equity	1,759,734	(48,354)	24,392	23,962	1,759,734

Total liabilities and shareholders’ (deficit) equity	$35,137,223	$705,419	$460,382	$(30,663)	$36,272,361

(1)	Operating debt includes Reverse Repurchase Agreements, Asset-backed CP, Collateralized Mortgage Debt and whole loan financing facilities.
(2)	Long-term debt includes Senior Notes and Subordinated Notes.

Thornburg Mortgage, Inc. and Subsidiaries

Condensed Consolidating Income Statement Information

Year Ended December 31, 2007

(Dollars in Thousands)

	TMA	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Interest income	$2,142,985	$83,093	$365,378	$32,047	$2,623,503
Interest expense	1,881,580	113,737	321,315	(9,390)	2,307,242

Net interest income (loss)	261,405	(30,644)	44,063	41,437	316,261
Servicing income, net	—	24,044	—	(8,970)	15,074
(Loss) gain on ARM Assets, net	(1,761,325)	(34,248)	143	18,782	(1,776,648)
(Loss) gain on Derivatives, net	(10,603)	(6,265)	—	—	(16,868)
Other non-interest income, net	—	1,715	—	—	1,715
Other expenses	(35,155)	(47,957)	(709)	(1,391)	(85,212)

Net (loss) income	$(1,545,678)	$(93,355)	$43,497	$49,858	$(1,545,678)

Thornburg Mortgage, Inc.

Condensed Consolidating Statement of Cash Flow Information

Year Ended December 31, 2007

(Dollars in Thousands)

	TMA	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities:
Net income (loss)	$(1,545,678)	$(93,355)	$43,497	$49,858	$(1,545,678)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Loss (gain) on sale of ARM Assets, net and Derivative, net	1,771,928	52,641	—	(31,053)	1,793,516
Other, net	149,861	27,339	(151,680)	(49,858)	(24,338)

Net cash provided by (used in) operating activities	376,111	(13,375)	(108,183)	(31,053)	223,500

Investing Activities:
ARM Asset purchases	(6,005,147)	(5,897,776)	(3,171,532)	(589,320)	(15,663,775)
ARM Asset sales and principal payments	6,528,506	6,646,260	12,406,980	—	25,581,746

Net cash provided by (used in) investing activities	523,359	748,484	9,235,448	(589,320)	9,917,971

Financing Activities:
Net paydowns from Reverse Repurchase Agreements	(4,014,230)	—	—	—	(4,014,230)
Net paydowns borrowings from Asset-backed CP	—	—	(8,506,300)	—	(8,506,300)
Collateralized Mortgage Debt borrowings	6,071,311	—	—	—	6,071,311
Collateralized Mortgage Debt paydowns	(3,529,685)	—	—	—	(3,529,685)
Other, net	669,575	(734,083)	(624,482)	620,373	(68,617)

Net cash provided by (used in) financing activities	(803,029)	(734,083)	(9,130,782)	620,373	(10,047,521)

Net increase (decrease) in cash equivalents	96,441	1,026	(3,517)	—	93,950
Cash and cash equivalents, beginning of period	36,727	1,967	16,465	—	55,159

Cash and cash equivalents, end of period	$133,168	$2,993	$12,948	$—	$149,109

Thornburg Mortgage, Inc. and Subsidiaries

Condensed Consolidating Balance Sheet Information

December 31, 2006

(Dollars in Thousands)

	TMA	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS:
ARM assets
ARM securities, net	$15,803,198	$—	$5,701,174	$—	$21,504,372
Purchased Securitized Loans, net	4,751,566	—	2,235,378	—	6,806,944
Securitized ARM Loans, net	1,061,922	—	1,568,474	135,353	2,765,749
ARM Loans Collateralizing Debt, net	19,072,563	—	—	—	19,072,563
ARM loans held for securitization, net	—	1,383,327	—	—	1,383,327

ARM Assets	40,509,249	1,383,327	9,505,026	135,353	51,532,955
Other assets	2,026,838	186,299	85,163	(1,126,203)	1,172,097

Total assets	$42,536,087	$1,569,626	$9,590,189	$(990,850)	$52,705,052

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY:
Operating debt (1)	$39,411,046	$947,905	$8,906,300	$—	$49,265,251
Long-term debt (2)	305,000	498,906	—	(258,906)	545,000
Other liabilities	442,969	81,923	269,901	(277,068)	517,729
Shareholders’ (deficit) equity	2,377,072	40,892	413,988	(454,876)	2,377,072

Total liabilities and shareholders’ (deficit) equity	$42,536,087	$1,569,626	$9,590,189	$(990,850)	$52,705,052

(1)	Operating debt includes Reverse Repurchase Agreements, Asset-backed CP, Collateralized Mortgage Debt and whole loan financing facilities.
(2)	Long-term debt includes Senior Notes and Subordinated Notes.

Thornburg Mortgage, Inc. and Subsidiaries

Condensed Consolidating Income Statement Information

Year Ended December 31, 2006

(Dollars in Thousands)

	TMA	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Interest income	$1,997,204	$75,550	$358,079	$43,654	$2,474,487
Interest expense	1,650,638	97,863	384,027	(4,725)	2,127,803

Net interest income (loss)	346,566	(22,313)	(25,948)	48,379	346,684
Servicing income (loss), net	84	19,980	—	(4,152)	15,912
Gain (loss) on ARM Assets, net	8,489	(75,330)	—	75,330	8,489
Gain on Derivatives, net	1,130	24,561	—	—	25,691
Other non-interest income, net	—	622	—	—	622
Other expenses	(58,572)	(38,192)	(857)	(2,080)	(99,701)

Net income (loss)	$297,697	$(90,672)	$(26,805)	$117,477	$297,697

Thornburg Mortgage, Inc.

Condensed Consolidating Statement of Cash Flow Information

Year Ended December 31, 2006

(Dollars in Thousands)

	TMA	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities:
Net income (loss)	$297,697	$(90,672)	$(26,805)	$117,477	$297,697
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Loss (gain) on sale of ARM Assets, net and Derivative, net	(9,619)	50,769	—	(75,330)	(34,180)
Other, net	(246,840)	(12,726)	104,318	112,936	(42,312)

Net cash provided by (used in) operating activities	41,238	(52,629)	77,513	155,083	221,205

Investing Activities:
ARM Asset purchases	(1,765,077)	(12,254,428)	(6,229,908)	237,679	(20,011,734)
ARM Asset sales and principal payments	(3,776,011)	11,429,288	1,966,999	—	9,620,276

Net cash provided by (used in) investing activities	(5,541,088)	(825,140)	(4,262,909)	237,679	(10,391,458)

Financing Activities:
Net paydowns from Reverse Repurchase Agreements	(2,683,492)	—	—	—	(2,683,492)
Net borrowings from Asset-backed CP	3,916,300	—	—	—	3,916,300
Collateralized Mortgage Debt borrowings	10,908,713	—	—	—	10,908,713
Collateralized Mortgage Debt paydowns	(2,458,587)	—	—	—	(2,458,587)
Other, net	(4,292,137)	879,139	4,201,010	(392,762)	395,250

Net cash provided by (used in) financing activities	5,390,797	879,139	4,201,010	(392,762)	10,078,184

Net increase (decrease) in cash equivalents	(109,053)	1,370	15,614	—	(92,069)
Cash and cash equivalents, beginning of period	145,779	597	852	—	147,228

Cash and cash equivalents, end of period	$36,726	$1,967	$16,466	$—	$55,159

Thornburg Mortgage, Inc. and Subsidiaries

Condensed Consolidating Income Statement Information

Year Ended December 31, 2005

(Dollars in Thousands)

	TMA	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Interest income	$1,303,571	$45,670	$190,327	$(28,234)	$1,511,334
Interest expense	967,231	38,780	170,693	(9,827)	1,166,877

Net interest income (loss)	336,340	6,890	19,634	(18,407)	344,457
Servicing income (loss), net	263	13,918	—	(2,390)	11,791
Gain (loss) on ARM Assets, net	8,523	(62,335)	—	62,379	8,567
Loss on Derivatives, net	(1,239)	7,615	—	—	6,376
Other expenses	(61,043)	(24,819)	(657)	(1,828)	(88,347)

Net income (loss)	$282,844	$(58,731)	$18,977	$39,754	$282,844

Thornburg Mortgage, Inc.

Condensed Consolidating Statement of Cash Flow Information

Year Ended December 31, 2005

(Dollars in Thousands)

	TMA	Guarantor Subsidiaries	Non-guarantor Subsidiaries	Eliminations	Consolidated
Operating Activities:
Net income (loss)	$282,844	$(58,731)	$18,977	$39,754	$282,844
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Loss (gain) on sale of ARM Assets, net and Derivatives, net	7,285	54,719	—	(76,947)	(14,943)
Other, net	(380)	(1,851)	116,583	(162,863)	(48,511)

Net cash provided by (used in) operating activities	289,749	(5,863)	135,560	(200,056)	219,390

Investing Activities:
ARM Asset purchases	(14,943,416)	(7,316,352)	(2,512,492)	225,306	(24,546,954)
ARM Asset sales and principal payments	1,693,797	7,048,735	2,266,376	—	11,008,908

Net cash used in investing activities	(13,249,619)	(267,617)	(246,116)	225,306	(13,538,046)

Financing Activities:
Net borrowings from Reverse Repurchase Agreements	9,141,140	—	—	—	9,141,140
Net paydowns from Asset-backed CP	85,000	—	—	—	85,000
Collateralized Mortgage Debt borrowings	5,778,697	—	—	—	5,778,697
Collateralized Mortgage Debt paydowns	(2,169,961)	—	—	—	(2,169,961)
Other, net	159,863	273,523	110,250	(25,250)	518,386

Net cash provided by financing activities	12,994,739	273,523	110,250	(25,250)	13,353,262

Net increase (decrease) in cash equivalents	34,869	43	(306)	—	34,606
Cash and cash equivalents, beginning of period	110,906	558	1,158	—	112,622

Cash and cash equivalents, end of period	$145,775	$601	$852	$—	$147,228

SCHEDULE—Mortgage Loans on Real Estate (As Restated)

The Company’s whole loan portfolio at December 31, 2007, which consisted only of first mortgages on single-family residential housing, is stratified as follows (dollar amounts in thousands):

Column A		Column B	Column C	Column G	Column H
Description (4)
Range of carrying amounts of mortgages	Number of loans	Interest rate	Maturity date	Carrying amount of mortgages (1) (3)	Principal amount of loans subject to delinquent principal or interest (5)
ARM Loans:
$0 -250	787	5.63 - 8.75	06/01/16 - 11/01/46	$112,507	$858
251 -500	699	4.00 - 8.38	09/01/17 - 11/01/44	258,132	708
501 - 750	298	4.38 - 8.50	05/01/22 - 05/01/44	178,420	1,151
751 -1,000	95	3.13 - 7.88	10/01/22 - 02/01/37	85,228	1,944
over 1,000	258	5.63 - 9.04	09/01/22 - 11/01/46	736,359	24,367

	2,137			1,370,646	29,028

Hybrid ARM Loans:
$0 - 250	7,638	2.75 - 9.13	05/01/11 - 10/01/47	1,226,242	2,028
251 - 500	10,381	3.00 - 7.88	08/01/18 - 09/01/47	4,039,369	10,791
501 - 750	7,435	3.00 - 7.88	06/01/13 - 08/01/47	4,533,867	9,101
751 -1,000	3,930	3.38 - 8.75	09/01/26 - 09/01/47	3,522,991	4,090
over 1,000	5,604	3.38 - 8.76	09/01/18 - 12/01/33	9,901,769	11,268

	34,988			23,224,238	37,278

Premium				152,980
Other-than-temporary impairment				(247,812)
Allowance for loan losses (2)				(10,791)
Principal payments receivable				1,368
Net unrealized loss on purchase loan commitments				(132)

	37,125			$24,490,497	$66,306

See accompanying Report of Independent Registered Public Accounting Firm on page F-3

Notes:

(1)	Reconciliation of carrying amounts of mortgage loans:

Balance at December 31, 2004	$10,089,001
Additions during 2005:
Loan purchases	6,842,893
Amortization of discount	565
Change in fair value of purchase loan commitments	6,457
Fair value adjustment on loan acquisitions	6,264

6,856,179

Deductions during 2005:
Collections of principal	2,563,062
Allocation of cost of mortgage loans transferred to MSRs	30,661
Change in allowance for loan losses	1,212
Cost of mortgage loans transferred to real estate-owned properties	724

2,595,659

Balance at December 31, 2005	14,349,521
Additions during 2006:
Loan purchases	11,641,424
Fair value adjustment on loan acquisitions	53,936

11,695,360

Deductions during 2006:
Collections of principal	2,806,680
Change in allowance for loan losses	3,149
Amortization of premium	6,005
Change in fair value of purchase loan commitments	7,408

2,823,242

Balance at December 31, 2006	23,221,639
Additions during 2007:
Loan purchases	5,381,437
Deferred interest	44,231
Fair value adjustment on loan acquisitions	(10,713)

5,414,955

Deductions during 2007:
Collections of principal	3,714,846
Other-than-temporary impairment	248,801
Sale of Securitized ARM Loans	135,601
Cost of mortgage loans transferred to real estate-owned properties	15,429
Change in allowance for loan losses	3,658
Amortization of premium	28,774
Change in fair value of purchase loan commitments	(1,012)

4,146,097

Balance at December 31, 2007	$24,490,497

(2)	The provision for losses is based on management’s assessment of probable credit loss based on various factors.

Reconciliation of allowance for loan losses:
Balance at December 31, 2004	$9,434
Provision for loan losses	$1,212
Recoveries	103

Balance at December 31, 2005	10,749
Provision for loan losses	3,149
Recoveries	10

Balance at December 31, 2006	13,908
Provision for loan losses	6,728
Charge offs to REO	(2,289)
Realized losses	(786)
Securitized ARM Loan impairments	(6,775)
Recoveries	5

Balance at December 31, 2007	$10,791

(3)	Cost for Federal income taxes is the same.

(4)	The geographic distribution of the Company’s whole loan portfolio at December 31, 2007 was as follows:

State or Territory	Number of Loans	Carrying Amount
California	9,804	$8,292,086
New York	2,620	2,413,481
Florida	3,308	1,780,250
Colorado	2,435	1,745,535
Georgia	2,407	1,011,352
New Jersey	1,331	886,608
Virginia	1,427	751,531
Connecticut	647	688,132
Illinois	968	551,901
Arizona	1,014	541,478
Massachusetts	727	508,948
North Carolina	929	481,006
South Carolina	975	475,140
Washington	926	464,412
Pennsylvania	745	429,084
Maryland	727	412,695
Texas	738	363,984
Minnesota	686	353,284
New Mexico	748	314,761
Nevada	520	306,012
Other states, less than 520 loans each	3,443	1,823,204
Premium		152,980
Other-than-temporary impairment		(247,812)
Allowance for loan losses		(10,791)
Principal payments receivable		1,368
Change in fair value of purchase loan commitments		(132)

TOTAL	37,125	$24,490,497

(5)	Includes loans delinquent 90 days or more, bankruptcies, and foreclosures.